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Exhibit 99(j)

Notes to Consolidated Financial Statements

THE ST. PAUL COMPANIES

1      Summary of Significant Accounting Policies

        Accounting Principles—We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). We follow the accounting standards established by the Financial Accounting Standards Board ("FASB") and the American Institute of Certified Public Accountants ("AICPA").

        Consolidation—We combine our financial statements with those of our subsidiaries and present them on a consolidated basis. The consolidated financial statements do not include the results of material transactions between us and our subsidiaries or among our subsidiaries. Certain of our foreign underwriting operations' results are recorded on a one-month to one-quarter lag due to time constraints in obtaining and analyzing such results for inclusion in our consolidated financial statements on a current basis. In the event that significant events occur in these operations during the lag period, the impact is included in the current period results.

        During 2001, we eliminated the one-quarter reporting lag for certain of our primary underwriting operations in foreign countries. The effect of reporting these operations on a current basis was a $31 million increase to our pretax loss on continuing operations.

        Related Party Transactions—The following summarizes our related party transactions.

        Indebtedness of Management—We have made loans to certain executive officers for their purchase of our common stock in the open market. These are full-recourse loans, further secured by a pledge of the stock purchased with the proceeds. The loans accrue interest at the applicable federal rate for loans of such maturity. The total amount receivable under this program, included in "Other Assets" was $10 million at Dec. 31, 2001 and $13 million at Dec. 31, 2000.

        Indebtedness of Venture Capital Management—We have made loans to certain members of management of our Venture Capital investment operation. The loans are secured by each individual's ownership interest in the Venture Capital LLCs, and accrue interest at the applicable federal rate for loans of such maturity. The total amount receivable under this program, included in "Other Assets" at Dec. 31, 2001 and 2000, was $6 million and $3 million, respectively.

        Discontinued Operations—In 2001, we sold our life insurance operations; in 2000, we sold our nonstandard auto business; and in 1999, we sold our standard personal insurance business. Accordingly, the results of operations for all years presented reflect the results for these businesses as discontinued operations. At Dec. 31, 2000, our consolidated balance sheet reflected the $587 million in net assets of our life insurance operations in "Other Assets."

        Reclassifications—We reclassified certain amounts in our 2000 and 1999 financial statements and notes to conform with the 2001 presentation. These reclassifications had no effect on net income, or common or preferred shareholders' equity, as previously reported for those years.

        Use of Estimates—We make estimates and assumptions that have an effect on the amounts that we report in our financial statements. Our most significant estimates are those relating to our reserves for property-liability losses and loss adjustment expenses. We continually review our estimates and make adjustments as necessary, but actual results could turn out to be significantly different from what we expected when we made these estimates.

ACCOUNTING FOR OUR PROPERTY-LIABILITY
UNDERWRITING OPERATIONS

        Premiums Earned—Premiums on insurance policies are our largest source of revenue. We recognize the premiums as revenues evenly over the policy terms using the daily pro rata method or, in the case of our Lloyd's business, the one-eighths method. Lloyd's premiums are compiled from quarterly reports. To "earn" these written premiums we assume that they are written at the middle of each quarter, which results in eight earning periods in each year.

        We record the premiums that we have not yet recognized as revenues as unearned premiums on our balance sheet. Assumed reinsurance premiums are recognized as revenues proportionately over the contract period. Premiums earned are recorded in our statement of operations, net of our cost to purchase reinsurance.

        Insurance Losses and Loss Adjustment Expenses—Losses represent the amounts we paid or expect to pay to claimants for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses ("LAE"). We record these items on our statement of operations net of reinsurance, meaning that we reduce our gross losses and loss adjustment expenses incurred by the amounts we have recovered or expect to recover under reinsurance contracts.

        Reinsurance—Written premiums, earned premiums and incurred insurance losses and LAE all reflect the net effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to our acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies have agreed to share certain risks with us. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms.

        Insurance Reserves—We establish reserves for the estimated total unpaid cost of losses and LAE, which cover events that occurred in 2001 and prior years. These reserves reflect our estimates of the total cost of claims that were reported to us, but not yet paid, and the cost of claims incurred but not yet reported to us ("IBNR"). We reduce our loss reserves for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.

        For reported losses, we establish reserves on a "case" basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR losses, we estimate reserves using established actuarial methods. Our case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability and policy coverages, and inflation. We consider not only monetary increases in the cost of what we insure, but also changes in societal factors that influence jury verdicts and case law and, in turn, claim costs.

        Because many of the coverages we offer involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to our ultimate exposure to losses are an integral and necessary component of our loss reserving process. We record our reserves by considering a range of estimates bounded by a high and low point. Within that range, we record our best estimate. We continually review our reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. We adjust reserves established in prior years as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in our financial results in the periods in which they are made.

        While our reported reserves make a reasonable provision for our unpaid loss and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of coverage with long duration payment patterns and changes in claim handling practices, as well as the factors noted above. Ultimate actual payments for claims and LAE could turn out to be significantly different from our estimates.

        Our liabilities for unpaid losses and LAE related to tabular workers' compensation and certain assumed reinsurance coverage are discounted to the present value of estimated future payments. Prior to discounting, these liabilities totaled $948 million and $890 million at Dec. 31, 2001 and 2000, respectively. The total discounted liability reflected on our balance sheet was $768 million and $681 million at Dec. 31, 2001 and 2000, respectively. The liability for workers' compensation was discounted using rates of up to 3.5%, based on state-prescribed rates. The liability for certain assumed reinsurance coverage was discounted using rates up to 7.5%, based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted by the state of domicile.

        Lloyd's—We participate in Lloyd's as an investor in underwriting syndicates and as the owner of a managing agency. We record our pro rata share of syndicate assets, liabilities, revenues and expenses, after making adjustments to convert Lloyd's accounting to U.S. GAAP. The most significant U.S. GAAP adjustments relate to income recognition. Lloyd's syndicates determine underwriting results by year of account at the end of three years. We record adjustments to recognize underwriting results as incurred, including the expected ultimate cost of losses incurred. These adjustments to losses are based on actuarial analysis of syndicate accounts, including forecasts of expected ultimate losses provided by the syndicates. The results of our operations at Lloyd's are recorded on a one-quarter lag due to time constraints in obtaining and analyzing such results for inclusion in our consolidated financial statements on a current basis.

        Policy Acquisition Expenses—The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, state premium taxes and other direct underwriting expenses. Although these expenses are incurred when we issue a policy, we defer and amortize them over the same period as the corresponding premiums are recorded as revenues.

        On a regular basis, we perform a recoverability analysis of the deferred policy acquisition costs in relation to the expected recognition of revenues, including anticipated investment income, and reflect adjustments, if any, as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are performed to determine if a reserve is required to provide for losses which may exceed the related unearned premiums.

        Guarantee Fund and Other Insurance-Related Assessments—Effective Jan. 1, 1999, we adopted the provisions of the AICPA Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." As a result, we established an accrual related to estimated future guarantee fund payments based on a three-year average of paid assessments. We also accrue for specific known events and insolvencies. An asset is recorded related to future premium tax offsets for those states in which we are able to take a premium tax credit. We recorded in income from continuing operations a pretax expense of $41 million ($27 million after-tax) in the first quarter of 1999 representing the cumulative effect of adopting the provisions of this SOP related to our property-liability insurance business. The accrual is expected to be disbursed as assessed during a period of up to 30 years.

ACCOUNTING FOR OUR ASSET MANAGEMENT OPERATIONS

        The results of The John Nuveen Company ("Nuveen") are reflected as our asset management segment. We held a 77% and 78% interest in Nuveen on Dec. 31, 2001 and 2000, respectively. Nuveen sponsors and markets open-end and closed-end (exchange-traded) managed funds, defined portfolios (unit investment trusts) and individual managed accounts. Nuveen's core businesses are asset management, and the development, marketing and distribution of investment products and services for advisors to the affluent, high net worth and institutional market segments. Nuveen distributes its retail investment products and services, including mutual funds, exchange-traded funds, defined portfolios and individual managed accounts, to the affluent and high net worth market segments through unaffiliated intermediary firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. Nuveen provides investment products and services directly to the institutional market.

        In July 2001, Nuveen acquired Symphony Asset Management, LLC ("Symphony"), an institutional money manager, with approximately $4 billion in assets under management. As a result of the acquisition, Nuveen's product offerings were expanded to include managed accounts and funds designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes for institutional investors.

        Nuveen regularly purchases and holds for resale municipal securities and defined portfolio units. The level of inventory maintained by Nuveen will fluctuate daily and is dependent upon the need to support on-going sales. These inventory securities are carried at market value. Prior to the sale of its investment banking operation in the third quarter of 1999, Nuveen also underwrote and traded municipal bonds and maintained inventories of such securities in connection with that business.

        Nuveen's principal sources of revenue are investment advisory fees, revenues from the distribution of defined portfolio and mutual fund products, and fees earned on certain institutional accounts based on their performance.

        We consolidate 100% of Nuveen's assets, liabilities, revenues and expenses, with reductions on the balance sheet and statement of operations for the minority shareholders' proportionate interest in Nuveen's equity and earnings. Minority interest of $93 million and $88 million was recorded in other liabilities at the end of 2001 and 2000, respectively.

        Nuveen repurchased and retired 4.1 million and 1.2 million of its common shares from minority shareholders in 2001 and 2000, respectively, for a total cost of $172 million in 2001 and $51 million in 2000. No shares were repurchased from The St. Paul in those years; however our percentage ownership fell from 78% at Dec. 31, 2000, to 77% at Dec. 31, 2001, due to Nuveen's issuance of additional shares under various stock option and incentive plans and the issuance of common shares upon the conversion of a portion of its preferred stock. During 2001, Nuveen completed a 3-for-2 stock split of its common stock, effected as a dividend to shareholders of record as of Sept. 20, 2001.

ACCOUNTING FOR OUR INVESTMENTS

        Fixed Maturities—Our fixed maturity portfolio is composed primarily of high-quality, intermediate-term taxable U.S. government, corporate and mortgage-backed bonds, and tax-exempt U.S. municipal bonds. Our entire fixed maturity investment portfolio is classified as available-for-sale. Accordingly, we carry that portfolio on our balance sheet at estimated fair value. Fair values are based on quoted market prices, where available, from a third-party pricing service. If quoted market prices are not available, fair values are estimated using values obtained from independent pricing services or a cash flow estimate is used.

        Equities—Our equity securities are also classified as available-for-sale and carried at estimated fair value, which is based on quoted market prices obtained from a third-party pricing service.

        Real Estate and Mortgage Loans—Our real estate investments include warehouses and office buildings and other commercial land and properties that we own directly or in which we have a partial interest through joint ventures with other investors. Our mortgage loan investments consist of fixed-rate loans collateralized by apartment, warehouse and office properties.

        For direct real estate investments, we carry land at cost and buildings at cost less accumulated depreciation and valuation adjustments. We depreciate real estate assets on a straight-line basis over 40 years. Tenant improvements are amortized over the term of the corresponding lease. The accumulated depreciation of our real estate investments was $153 million and $133 million at Dec. 31, 2001 and 2000, respectively.

        We use the equity method of accounting for our real estate joint ventures, which means we carry these investments at cost, adjusted for our share of earnings or losses, and reduced by cash distributions from the joint ventures and valuation adjustments. Due to time constraints in obtaining financial results, the results of these operations are recorded on a one-month lag. If events occur during the lag period which are significant to our consolidated results, the impact is included in the current period results.

        We carry our mortgage loans at the unpaid principal balances less any valuation adjustments, which approximates fair value. Valuation allowances are recognized for loans with deterioration in collateral performance that is deemed other than temporary. The estimated fair value of mortgage loans was $134 million and $185 million at Dec. 31, 2001 and 2000 respectively.

        Venture Capital—Our venture capital investments represent ownership interests in small- to medium-sized companies. These investments are made through limited partnerships or direct ownership. The limited partnerships are carried at our equity in the estimated market value of the investments held by these limited partnerships. The investments we own directly are carried at estimated fair value. Fair values are based on quoted market prices obtained from third-party pricing services for publicly traded stock, or an estimate of value as determined by an internal management committee for privately-held securities. Certain publicly traded securities may be carried at a discount of 10-35% of the quoted market price, due to the impact of various restrictions which limit our ability to sell the stock. Due to time constraints in obtaining financial results, the operations of the limited partnerships are recorded on a one-quarter lag. If security-specific events occur during the lag period that are significant to our consolidated results, the impact is included in the current period results.

        Securities on Loan—We participate in a securities lending program whereby certain securities from our portfolio are loaned to other institutions for short periods of time. We receive a fee from the borrower in return. Our policy is to require collateral equal to 102 percent of the fair value of the loaned securities. We maintain full ownership rights to the securities loaned, and continue to earn interest on them. In addition, we have the ability to sell the securities while they are on loan. We have an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. We record securities lending collateral as a liability. The proceeds from the collateral are invested in short-term investments and are reported on the balance sheet. We share a portion of the interest earned on these short-term investments with the borrower. The fair value of the securities on loan is reclassified as a securities lending asset.

        Realized Investment Gains and Losses—We record the cost of each individual investment so that when we sell an investment, we are able to identify and record that transaction's gain or loss on our statement of operations.

        We monitor the difference between the cost and estimated fair value of our investments. If any of our investments experience a decline in value that we believe is other than temporary, we write down the asset for the decline and record a realized loss on the statement of operations.

        Unrealized Appreciation or Depreciation on Investments—For investments we carry at estimated fair value, including those related to discontinued operations at Dec. 31, 2000, we record the difference between cost and fair value, net of deferred taxes, as a part of common shareholders' equity. This difference is referred to as unrealized appreciation or depreciation on investments. The change in unrealized appreciation or depreciation during the year is a component of other comprehensive income.

DERIVATIVE FINANCIAL INSTRUMENTS

        In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This statement required all derivatives to be recorded at fair value on the balance sheet and established new accounting rules for hedging. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133," which amended SFAS No. 133 to make it effective for all quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as an additional amendment to SFAS No. 133, to address a limited number of issues causing implementation difficulties. Effective Jan. 1, 2001, we adopted the provisions of SFAS No. 133, as amended. See Note 8 for further information regarding the impact of the adoption on our financial statements.

        In accordance with SFAS No. 133, our policy as of January 1, 2001 is to record all derivatives on our balance sheet at fair value. The accounting for the gain or loss due to changes in the fair value of these instruments is dependent on whether the derivative qualifies as a hedge. If the derivative does not qualify as a hedge, the gains or losses are reported in earnings when they occur. If the derivative does qualify as a hedge, the accounting varies based on the type of risk being hedged. Generally, however, the portion of the hedge deemed effective is recorded on the balance sheet, and the portion deemed ineffective is recorded in the statement of operations.

        Fair value for our derivatives is based on quoted market rates obtained from third party pricing services or, in the case of an embedded collar, on a Black Scholes valuation.

        Prior to our adoption of SFAS No. 133 in 2001, related to our use of forward contracts to hedge the foreign currency exposure to our net investment in our foreign operations, we reflected the movements of foreign currency exchange rates as unrealized gains or losses, net of tax, as part of our common shareholders' equity. If unrealized gains or losses on the foreign currency hedge exceeded the offsetting currency translation gain or loss on the investments in the foreign operations, they were included in the statement of operations. Prior to 2001, our interest rate swap agreements were not recorded on our balance sheet.

CASH RESTRICTIONS

        Lloyd's solvency requirements call for certain of our funds to be held in trust in amounts sufficient to meet claims. These funds amounted to $76 million and $102 million at Dec. 31, 2001 and 2000, respectively.

GOODWILL AND INTANGIBLE ASSETS

        Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets, reduced by amortization and any subsequent valuation adjustments. Intangible assets arise from the purchase from another entity of contractual or other legal rights, or an asset capable of being separated and sold. We amortize goodwill and intangible assets over periods of up to 40 years, generally on a straight-line basis. The accumulated amortization of goodwill and intangible assets was $257 million and $216 million at Dec. 31, 2001 and 2000, respectively.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which established financial accounting and reporting standards for business combinations. It required all business combinations initiated subsequent to June 30, 2001 to be accounted for under the purchase method of accounting. In addition, this statement required that intangible assets that can be identified and meet certain criteria be recognized as assets apart from goodwill. We adopted the provisions of SFAS

No. 141 via Nuveen's 2001 acquisition of Symphony. Nuveen recorded an intangible asset estimated to be in the amount of $53 million related to the purchase, which is expected to be amortized over a weighted average of ten years, and goodwill estimated to be in the amount of $151 million, which will not be amortized, but will be evaluated for possible impairment on an annual basis. (Goodwill acquired in a business combination completed after the adoption of SFAS No. 141, but before the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," is not amortized.)

IMPAIRMENTS OF LONG-LIVED ASSETS AND INTANGIBLES

        We monitor the recoverability of the value of our long-lived assets to be held and used based on our estimate of the future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition considering any events or changes in circumstances which indicate that the carrying value of an asset may not be recoverable. We monitor the value of our goodwill based on our estimates of discounted future earnings. If either estimate is less than the carrying amount of the asset, we reduce the carrying value to fair value with a corresponding charge to expenses. We monitor the value of our long-lived assets, and certain identifiable intangibles, to be disposed of and report them at the lower of carrying value or fair value less our estimated cost to sell.

OFFICE PROPERTIES AND EQUIPMENT

        We carry office properties and equipment at depreciated cost. We depreciate these assets on a straight-line basis over the estimated useful lives of the assets. The accumulated depreciation for office properties and equipment was $483 million and $452 million at the end of 2001 and 2000, respectively.

INTERNALLY DEVELOPED SOFTWARE COSTS

        We capitalize certain internally developed software costs incurred during the application development stage of a project. These costs include external direct costs associated with the project and payroll and related costs for employees who devote time to the project. We begin to amortize costs once the software is ready for its intended use, and amortize them over the software's expected useful life, generally five years.

        At Dec. 31, 2001 and 2000, respectively, we had $50 million and $42 million of unamortized internally developed computer software costs and recorded $7 million and $3 million of amortization expense during 2001 and 2000, respectively.

FOREIGN CURRENCY TRANSLATION

        We assign functional currencies to our foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are remeasured to the functional currency, and the resulting foreign exchange gains or losses are reflected in the statement of operations. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation, net of tax, is recorded as a part of common shareholders' equity. The change in unrealized foreign currency translation gain or loss during the year, net of tax, is a component of comprehensive income. Both the remeasurement and translation are calculated using current exchange rates for the balance sheets and average exchange rates for the statements of operations.

SUPPLEMENTAL CASH FLOW INFORMATION

        Interest and Income Taxes Paid—We paid interest on debt and distributions on redeemable preferred securities of trusts of $133 million in 2001, $134 million in 2000 and $128 million in 1999. We received net federal income tax refunds of $54 million in 2001, and paid federal income taxes of $161 million in 2000 and $73 million in 1999.

        Non-cash Investing and Financing Activities—In September 2001, related to the sale of our life insurance subsidiary to Old Mutual plc, we received approximately 190 million shares of Old Mutual common stock as partial consideration. The shares were valued at $300 million at the time of closing. In August 2000, we issued 7,006,954 common shares in connection with the conversion of over 99% of the $207 million of 6% Convertible Monthly Income Preferred Securities issued by St. Paul Capital LLC (our wholly-owned subsidiary).

2      September 11, 2001 Terrorist Attack

        On September 11, 2001, terrorists hijacked four commercial passenger jets in the United States. Two of the jets were flown into the World Trade Center towers in New York, N.Y., causing their collapse. The third jet was flown into the Pentagon building in Washington, D.C., causing severe damage, and the fourth jet crashed in rural Pennsylvania. This terrorist attack caused significant loss of life and resulted in unprecedented losses for the property-liability insurance industry.

        Our estimated gross pretax losses and loss adjustment expenses incurred as a result of the terrorist attack totaled $2.3 billion. The estimated net pretax operating loss of $941 million from that event included an estimated benefit of $1.2 billion from cessions made under various reinsurance agreements, a $47 million provision for uncollectible reinsurance, a net $83 million benefit from additional and reinstatement premiums, and a $91 million reduction in contingent commission expenses in our Reinsurance segment.

        Our estimated losses were based on a variety of actuarial techniques, coverage interpretation and claims estimation methodologies, and included an estimate of losses incurred but not reported, as well as estimated costs related to the settlement of claims. Our estimate of losses is also based on our belief that property-liability insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. Our estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available. A material increase in our estimate of industry losses would likely cause us to make a corresponding material increase to our provision for losses related to the attack.

        Our estimated after-tax loss of $612 million ($941 million pretax) is recorded in our 2001 statement of operations in the following line items. The tax benefit has been calculated at the statutory rate of 35%.

(In Millions)
Premiums earned	$83
Insurance losses and loss adjustment expenses	(1,115)
Operating and administrative expenses	91

Loss from continuing operations, before income taxes	(941)
Income tax benefit	329

Loss from continuing operations	$(612)

        The estimated net pretax loss of $941 million was distributed among our property-liability business segments as follows.

(In Millions)
Specialty Commercial	$89
Commercial Lines Group	108
Surety & Construction	2
Health Care	5
Lloyd's & Other	181

Total Primary Insurance	385
Reinsurance	556

Total Property-Liability Insurance	$941

3      December 2001 Strategic Review

        In October 2001, we announced that we were undertaking a thorough review of each of our business operations under the direction of our new chief executive officer. On completion of that review in December 2001, we announced a series of actions designed to improve our profitability, summarized as follows.

  •
  We will exit, on a global basis, all business underwritten in our Health Care segment through ceasing to write new business and the non-renewal of business upon policy expiration, in accordance with regulatory requirements.

  •
  We will narrow the product offerings and geographic presence of our reinsurance operation. We will no longer underwrite aviation or bond and credit reinsurance, or offer certain financial risk and capital markets reinsurance products. We will also substantially reduce the North American business we underwrite in London. Our reinsurance operation will focus on several areas, including property catastrophe reinsurance, excess-of-loss casualty reinsurance, and marine and traditional finite reinsurance.

  •
  At Lloyd's, we will exit most of our casualty insurance and reinsurance business, in addition to U.S. surplus lines and certain non-marine reinsurance lines. We will continue to underwrite aviation, marine, financial and professional services, property insurance, kidnap and ransom, accident and health, creditor and other personal specialty products.

  •
  We will also exit those countries where we are not likely to achieve competitive scale, and are pursuing the sale of certain of these international operations. We will continue to underwrite business through our offices in Canada, the United Kingdom and Ireland, and we will continue to underwrite surety business in Mexico through our subsidiary, Afianzadora Insurgentes.

  •
  We will reduce corporate overhead expenses, primarily through staff reductions.

        The following table presents the premiums earned and underwriting results for 2001, 2000 and 1999 for the businesses to be exited under these actions.

	2001	2000	1999
	(In Millions)
Premiums earned	$1,609	$1,277	$857
Underwriting results	(1,515)	(433)	(241)

        In connection with these actions, we wrote off $73 million of goodwill related to businesses to be exited, of which $56 million related to our Health Care segment and $10 million related to our operations at Lloyd's. The remaining goodwill written off was related to our operations in Spain and Australia. In addition, we recorded a $62 million pretax restructuring charge related to the termination of employees and other costs to exit these businesses. See Note 16 for a discussion of this charge.

4      Acquisitions

        Fireman's Fund Surety Business—In December 2001, we purchased the right to seek to renew surety bond business previously underwritten by Fireman's Fund Insurance Company ("Fireman's Fund"). We paid Fireman's Fund $10 million in 2001 for this right, which was recorded as an intangible asset and is expected to be amortized over ten years. Based on the volume of business renewed, we may be obligated to make an additional payment to Fireman's Fund in early 2003 (see Note 15).

        Penco—In January 2001, we acquired the right to seek to renew a book of municipality insurance business from Penco, a program administrator for Willis North America Inc., for total consideration of $3.5 million. We recorded that amount as an intangible asset and expect to amortize it over five years.

        MMI—In April 2000, we closed on our acquisition of MMI Companies, Inc. ("MMI"), a Deerfield, IL-based provider of medical services-related insurance products and consulting services. The transaction was accounted for as a purchase, with a total purchase price of approximately $206 million, in addition to the assumption of $165 million in preferred securities and debt. The final purchase price adjustments resulted in an excess of purchase price over net tangible assets acquired of approximately $85 million, which we expected to amortize on a straight-line basis over 15 years.

        Prior to the acquisition, MMI recorded a $93 million provision to strengthen their loss reserves, with $77 million reflected in their domestic operations and $16 million reflected in Unionamerica, their U.K.-based international operations.

        As part of the strategic review discussed in Note 3, we decided to exit the Health Care liability insurance business, including that obtained through the MMI acquisition. Accordingly, in December 2001, we wrote off $56 million in goodwill associated with the underwriting operations of MMI. As of Dec.31, 2001, the remaining $8 million of unamortized goodwill related to the consulting business obtained in the purchase.

        Pacific Select—In February 2000, we closed on our acquisition of Pacific Select Insurance Holdings, Inc. and its wholly-owned subsidiary Pacific Select Property Insurance Co. (together, "Pacific Select"), a California insurer that sells earthquake coverage to California homeowners. The transaction was accounted for as a purchase, at a cost of approximately $37 million. We recorded goodwill of approximately $11 million, which we are amortizing on a straight-line basis over ten years. Pacific Select's results of operations from the date of purchase are included in our 2000 consolidated results.

5      Earnings Per Common Share

	Year Ended December 31
	2001	2000	1999
	(In Millions)
EARNINGS
Basic
Net income (loss), as reported	$(1,088)	$993	$834
Preferred stock dividends, net of taxes	(9)	(8)	(8)
Premium on preferred shares redeemed	(8)	(11)	(4)

Net income (loss) available to common shareholders	$(1,105)	$974	$822

Diluted
Net income (loss) available to common shareholders	$(1,105)	$974	$822
Effect of dilutive securities:
Convertible preferred stock	—	6	6
Zero coupon convertible notes	—	3	3
Convertible monthly income preferred securities	—	5	8

Net income (loss) available to common shareholders	$(1,105)	$988	$839

COMMON SHARES
Basic
Weighted average common shares outstanding	212	217	228

Diluted
Weighted average common shares outstanding	212	217	228
Weighted average effects of dilutive securities:
Stock options	—	3	2
Convertible preferred stock	—	7	7
Zero coupon convertible notes	—	2	2
Convertible monthly income preferred securities	—	4	7

Total	212	233	246

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(5.22)	$4.50	$3.61

Diluted	$(5.22)	$4.24	$3.41

        The assumed conversion of preferred stock and zero coupon notes are each anti-dilutive to our net loss per share for the year ended Dec. 31, 2001, and therefore not included in the EPS calculation. The convertible monthly income preferred securities were fully converted or redeemed during 2000.

6      Investments

        Valuation of Investments—The following presents the cost, gross unrealized appreciation and depreciation, and estimated fair value of our investments in fixed maturities, equities, venture capital and securities on loan.

	December 31, 2001
	Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Estimated Fair Value
	(In Millions)
Fixed maturities:
U.S. government	$1,197	$74	$(1)	$1,270
State and political subdivisions	4,720	231	(3)	4,948
Foreign governments	1,168	44	(11)	1,201
Corporate securities	5,654	220	(50)	5,824
Asset-backed securities	115	4	(3)	116
Mortgage-backed securities	2,493	65	(6)	2,552

Total fixed maturities	15,347	638	(74)	15,911
Equities	1,415	107	(112)	1,410
Venture capital	766	210	(117)	859
Securities on loan	739	40	(4)	775

Total	$18,267	$995	$(307)	$18,955

	December 31, 2000
	Cost	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Estimated Fair Value
	(In Millions)
Fixed maturities:
U.S. government	$818	$35	$(1)	$852
State and political subdivisions	5,089	258	(1)	5,346
Foreign governments	999	37	(7)	1,029
Corporate securities	5,021	113	(74)	5,060
Asset-backed securities	117	2	(9)	110
Mortgage-backed securities	2,309	38	(14)	2,333

Total fixed maturities	14,353	483	(106)	14,730
Equities	1,124	418	(76)	1,466
Venture capital	657	438	(31)	1,064
Securities on loan	1,157	65	(15)	1,207

Total	$17,291	$1,404	$(228)	$18,467

        Statutory Deposits—At Dec. 31, 2001, our property-liability operation had investments in fixed maturities with an estimated fair value of $852 million on deposit with regulatory authorities as required by law.

        Restricted Investments—Our subsidiaries Unionamerica and St. Paul Re-U.K. are required, as accredited U.S. reinsurers, to hold certain investments in trust in the United States. These trust funds had a fair value of $514 million at Dec. 31, 2001. Additionally, Unionamerica has funds deposited with third parties to be used as collateral to secure various liabilities on behalf of insureds, cedants and other creditors. These funds had a fair value of $53 million at Dec. 31, 2001.

        Fixed Maturities by Maturity Date—The following table presents the breakdown of our fixed maturities by years to stated maturity. Actual maturities may differ from those stated as a result of calls and prepayments.

	December 31, 2001
	Amortized Cost	Estimated Fair Value
	(In Millions)
One year or less	$971	$986
Over one year through five years	4,586	4,801
Over five years through 10 years	3,457	3,567
Over 10 years	3,725	3,889
Asset-backed securities with various maturities	115	116
Mortgage-backed securities with various maturities	2,493	2,552

Total	$15,347	$15,911

7      Investment Transactions

        Investment Activity—Following is a summary of our investment purchases, sales and maturities.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
PURCHASES
Fixed maturities	$4,959	$2,489	$2,818
Equities	1,737	2,168	1,403
Real estate and mortgage loans	27	3	130
Venture capital	287	446	218
Other investments	23	48	9

Total purchases	7,033	5,154	4,578

PROCEEDS FROM SALES AND MATURITIES
Fixed maturities:
Sales	2,035	1,739	1,726
Maturities and redemptions	2,200	1,406	1,858
Equities	1,732	2,183	1,438
Real estate and mortgage loans	100	265	133
Venture capital	50	663	283
Other investments	164	34	34

Total sales and maturities	6,281	6,290	5,472

Net purchases (sales)	$752	$(1,136)	$(894)

        Net Investment Income—Following is a summary of our net investment income.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Fixed maturities	$1,069	$1,090	$1,104
Equities	16	16	17
Real estate and mortgage loans	115	91	86
Venture capital	(4)	(1)	(1)
Securities on loan	2	2	2
Other investments	3	4	10
Short-term investments	55	83	66

Total	1,256	1,285	1,284
Investment expenses	(39)	(23)	(25)

Net investment income	$1,217	$1,262	$1,259

        Realized and Unrealized Investment Gains (Losses)—The following summarizes our pretax realized investment gains and losses, and the change in unrealized appreciation of investments recorded in common shareholders' equity and in comprehensive income.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
PRETAX REALIZED INVESTMENTS
GAINS (LOSSES)
Fixed maturities:
Gross realized gains	$28	$29	$10
Gross realized losses	(105)	(58)	(29)

Total fixed maturities	(77)	(29)	(19)

Equities:
Gross realized gains	276	296	224
Gross realized losses	(280)	(201)	(97)

Total equities	(4)	95	127

Real estate and mortgage loans	12	4	18
Venture capital	(43)	554	158
Other investments	18	8	2

Total pretax realized investment gains (losses)	$(94)	$632	$286

CHANGE IN UNREALIZED APPRECIATION
Fixed maturities	$187	$457	$(997)
Equities	(347)	(199)	223
Venture capital net of minority interest	(314)	(61)	286
Other	(80)	47	(44)

Total change in pretax unrealized appreciation on continuing operations	(554)	244	(532)

Change in deferred taxes	214	(88)	185

Total change in unrealized appreciation on continuing operations, net of taxes	(340)	156	(347)

Change in pretax unrealized appreciation on discontinued operations	26	63	(173)
Change in deferred taxes	(9)	(22)	61

Total change in unrealized appreciation on discontinued operations, net of taxes	17	41	(112)

Total change in unrealized appreciation, net of taxes	$(323)	$197	$(459)

8      Derivative Financial Instruments

        Derivative financial instruments include futures, forward, swap and option contracts and other financial instruments with similar characteristics. We have had limited involvement with these instruments, primarily for purposes of hedging against fluctuations in foreign currency exchange rates, interest rates and movement in the price of a particular investment. All investments, including derivative instruments, have some degree of market and credit risk associated with them. However, the market risk on our derivatives substantially offsets the market risk associated with fluctuations in interest rates, foreign currency exchange rates and market prices. We seek to reduce our credit risk exposure by conducting derivative transactions only with reputable, investment-grade counterparties.

        Effective Jan. 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133"). The statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet, carried at fair value. In accordance with the statement, derivatives are specifically designated into one of three categories based on their intended use, and the applicable category dictates the accounting for each derivative. We have held the following derivatives, by category.

        Fair Value Hedges—We have several pay-floating, receive-fixed interest rate swaps, totaling $230 million notional amount, that are designated as fair value hedges of a portion of our medium-term and senior notes, that we have entered into for the purpose of managing the effect of interest rate fluctuations on this debt. The terms of the swaps match those of the debt instruments, and the swaps are therefore considered 100% effective. The transitional impact of adopting SFAS No. 133 for the fair value of the hedges was $15 million, which was recorded in "Other Assets" on the balance sheet with an equivalent liability recorded in debt. The related statement of operations impacts were offsetting; as a result, there was no transitional statement of operations impact of adopting SFAS No. 133 for fair value hedges. The impact related to the 2001 movement in interest rates was an $8 million increase in the fair value of the swaps and the related debt on the balance sheet, with the statement of operations impacts again offsetting.

        Cash Flow Hedges—We have purchased foreign currency forward contracts that are designated as cash flow hedges. They are utilized to minimize our exposure to fluctuations in foreign currency values that result from forecasted foreign currency payments, as well as from foreign currency payables and receivables. The transitional impact of adopting SFAS No. 133 for cash flow hedges was a gain of less than $1 million, which was included in Other Comprehensive Income ("OCI"). During 2001, we recognized a $2 million loss on the cash flow hedges, which is also included in OCI. The amounts included in OCI will be reclassified into earnings concurrent with the timing of the hedged cash flows, which is not expected to occur within the next twelve months. During 2001 we recognized a loss in the statement of operations of less than $1 million representing the portion of the forward contracts deemed ineffective.

        Non-Hedge Derivatives—We have entered into a variety of other financial instruments that are considered to be derivatives, but which are not designated as hedges, that we utilize to minimize the potential impact of market movements in certain investment portfolios. These include our investment in an embedded collar on Old Mutual common stock received as partial consideration from the sale of our life insurance business (see Note 15), foreign currency put options on British Pounds Sterling to hedge currency risk associated with our position in Old Mutual stock and stock warrants in our venture capital business. There was no transition adjustment related to the adoption of SFAS No. 133, and we recorded $3 million of income in continuing operations during 2001 relating to the change in the market value of these derivatives during the period. For the same period we also recorded $17 million of income in discontinued operations relating to non-hedge derivatives associated with the sale of our life insurance business.

        Derivative-type Instruments Accounted for Under EITF 99-2—We have also offered insurance products that are accounted for as weather derivatives. These derivatives are accounted for under EITF99-2, "Accounting for Weather Derivatives," which provides for accounting similar to that for SFAS No. 133 derivatives. The net impact to our statement of operations of these insurance products in 2001 was a $2 million loss, with no impact in 2000. At Dec. 31, 2001, we had two contracts outstanding, with total maximum exposure of $15 million. As part of our December 2001 strategic review, we determined that we would no longer issue this type of product.

9      Reserves for Losses and Loss Adjustment Expenses

        Reconciliation of Loss Reserves—The following table represents a reconciliation of beginning and ending consolidated property-liability insurance loss and loss adjustment expense ("LAE") reserves for each of the last three years.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Loss and LAE reserves at beginning of year, as reported	$18,196	$17,720	$18,012
Less reinsurance recoverables on unpaid losses at beginning of year	(4,651)	(3,678)	(3,199)

Net loss and LAE reserves at beginning of year	13,545	14,042	14,813
Activity on reserves of discontinued operations:
Losses incurred	17	(4)	279
Losses paid	(131)	(141)	(473)

Net activity	(114)	(145)	(194)

Net reserves of acquired companies	—	984	—

Provision for losses and LAE for claims incurred on continuing operations:
Current year	6,902	4,178	3,928
Prior years	577	(265)	(208)

Total incurred	7,479	3,913	3,720

Losses and LAE payments for claims incurred on continuing operations:
Current year	(1,125)	(970)	(959)
Prior years	(4,443)	(4,138)	(3,411)

Total paid	(5,568)	(5,108)	(4,370)

Unrealized foreign exchange loss (gain)	(89)	(141)	73

Net loss and LAE reserves at end of year	15,253	13,545	14,042
Plus reinsurance recoverables on unpaid losses at end of year	6,848	4,651	3,678

Loss and LAE reserves at end of year, as reported	$22,101	$18,196	$17,720

        During 2001, we recorded significant prior-year loss provisions for our Health Care segment. In 2000, loss trends in this segment had indicated an increase in the severity of claims incurred in the 1995 through 1997 accident years; accordingly, we recorded a provision for prior-year losses. In 2001, loss activity continued to increase not only for the years 1995 through 1997, but also 1998, and early activity on claims incurred in 1999 through 2001 indicated an increase in severity for those years. Those developments led us to a much different view of loss development in this segment which in turn caused us to record provisions for prior year losses totaling $735 million in this segment in 2001. Excluding this specific increase, the change in prior-year provision was a reduction of $158 million. At the end of the year, we announced our intention to exit, on a global basis, all business underwritten in our Health Care segment through ceasing to write new business and the non-renewal of business upon policy expiration, in accordance with regulatory requirements.

        A reduction in prior-year losses was recorded in 2000 and 1999. In 2000, the favorable prior-year loss development was widespread across all lines of business with the exception of the Health Care segment. In 1999, favorable prior-year loss development in several lines of business, including workers compensation and assumed reinsurance, was partially offset by adverse development in our Ocean Marine operation and certain commercial business centers.

        The "activity on reserves of discontinued operations" represents certain activity related to the 1999 sale of our standard personal insurance business. The reserve balances associated with certain portions of the business sold are included in our total reserves, but the related incurred losses are excluded from continuing operations in our statements of operations for all periods presented, and included in discontinued operations. See Note 15 for a discussion of reserve guarantees we made related to this sale.

        In 1996, we acquired Northbrook Holdings, Inc. and its three insurance subsidiaries ("Northbrook") from Allstate Insurance Company. In the Northbrook purchase agreement, we agreed to pay Allstate additional consideration of up to $50 million in the event a redundancy developed on the acquired Northbrook reserves between the purchase date and July 31, 2000. During 2000, we made a payment to Allstate in the amount of $50 million under this agreement.

        Environmental and Asbestos Reserves—Our underwriting operations continue to receive claims under policies written many years ago alleging injury or damage from environmental pollution or seeking payment for the cost to clean up polluted sites. We have also received asbestos injury claims tendered under general liability policies.

        The following table summarizes the environmental and asbestos reserves reflected in our consolidated balance sheet at Dec. 31, 2001 and 2000. Amounts in the "net" column are reduced by reinsurance.

	December 31
	2001		2000
	Gross	Net	Gross	Net
	(In Millions)
Environmental	$582	$507	$665	$563
Asbestos	478	367	397	299

Total environmental and asbestos reserves	$1,060	$874	$1,062	$862

10    Income Taxes

        Method for Computing Income Tax Expense (Benefit)—We compute our income tax expense under the liability method. This means deferred income taxes reflect what we estimate we will pay or receive in future years. A current tax liability, or asset, is recognized for the estimated taxes payable, or recoverable, for the current year.

        Income Tax Expense (Benefit)—Income tax expense or benefits are recorded in various places in our financial statements. A summary of the amounts and places follows.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
STATEMENTS OF OPERATIONS
Expense (benefit) on continuing operations	$(422)	$431	$219
Benefit on operating loss of discontinued operations	—	10	15
Expense (benefit) on gain or loss on disposal of discontinued operations	37	(6)	90

Total income tax expense (benefit) included in statements of operations	(385)	435	324
COMMON SHAREHOLDERS' EQUITY
Expense (benefit) relating to stock-based compensation and the change in unrealized appreciation and unrealized foreign exchange	(218)	86	(253)

Total income tax expense (benefit) included in financial statements	$(603)	$521	$71

        Components of Income Tax Expense (Benefit)—The components of income tax expense (benefit) on continuing operations are as follows.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Federal current tax expense (benefit)	$(303)	$19	$104
Federal deferred tax expense (benefit)	(81)	372	102

Total federal income tax expense (benefit)	(384)	391	206
Foreign income tax expense (benefit)	(48)	26	2
State income tax expense	10	14	11

Total income tax expense (benefit) on continuing operations	$(422)	$431	$219

        Our Tax Rate is Different from the Statutory Rate—Our total income tax expense on income from continuing operations differs from the statutory rate of 35% of income from continuing operations before income taxes as shown in the following table.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Federal income tax expense (benefit) at statutory rate	$(501)	$490	$333
Increase (decrease) attributable to:
Nontaxable investment income	(85)	(95)	(103)
Valuation allowance	74	—	2
Foreign underwriting operations	44	18	4
Goodwill	30	4	5
Other	16	14	(22)

Total income tax expense (benefit) on continuing operations	$(422)	$431	$219

Effective tax rate on continuing operations	29.5%	30.7%	23.0%

        Major Components of Deferred Income Taxes on Our Balance Sheet—Differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years are called temporary differences. The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented in the following table.

	December 31
	2001	2000
	(In Millions)
DEFERRED TAX ASSETS
Loss reserves	$792	$800
Unearned premium reserves	193	160
Alternative minimum tax credit carryforwards	124	265
Net operating loss carryforwards	496	136
Deferred compensation	113	121
Other	612	549

Total gross deferred tax assets	2,330	2,031
Less valuation allowance	(106)	(32)

Net deferred tax assets	2,224	1,999

DEFERRED TAX LIABILITIES
Unrealized appreciation of investments	218	426
Deferred acquisition costs	218	183
Real estate	132	123
Prepaid compensation	92	88
Other	316	249

Total gross deferred tax liabilities	976	1,069

Deferred income taxes	$1,248	$930

        If we believe that all of our deferred tax assets will not result in future tax benefits, we must establish a valuation allowance for the portion of these assets that we think will not be realized. The net change in the valuation allowance for deferred tax assets was an increase of $74 million in 2001, and an increase of $24 million in 2000, both relating to our foreign underwriting operations. The increase in 2000 was related to our purchase of MMI. Based predominantly upon a review of our anticipated future earnings, but also including all other available evidence, both positive and negative, we have concluded it is "more likely than not" that our net deferred tax assets will be realized.

        Net Operating Loss ("NOL") and Foreign Tax Credit ("FTC") Carryforwards—For tax return purposes, as of Dec. 31, 2001, we had NOL carryforwards that expire, if unused, in 2005-2021 and FTC carryforwards that expire, if unused, in 2005-2006. The amount and timing of realizing the benefits of NOL and FTC carryforwards depends on future taxable income and limitations imposed by tax laws. The approximate amounts of those NOLs on a regular tax basis and an alternative minimum tax ("AMT") basis were $1.4 billion and $366 million, respectively. The approximate amounts of the FTCs both on a regular tax basis and an AMT basis were $11 million. The benefits of the NOL and FTC carryforwards have been recognized in our financial statements.

        Undistributed Earnings of Subsidiaries—U.S. income taxes have not been provided on $72 million of our foreign operations' undistributed earnings as of Dec. 31, 2001, as such earnings are intended to be permanently reinvested in those operations. Furthermore, any taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on any dividend distributions from such earnings.

        We have not provided taxes on approximately $336 million of undistributed earnings related to our majority ownership of The John Nuveen Company as of Dec. 31, 2001, because we currently do not expect those earnings to become taxable to us.

        IRS Examinations—During 1998, The St. Paul merged with USF&G Corporation ("USF&G"). The IRS is currently examining USF&G's pre-merger consolidated returns for the years 1992 through 1997. The IRS has examined The St. Paul's pre-merger consolidated returns through 1997 and is currently examining the years 1998 through 2000. We believe that any additional taxes assessed as a result of these examinations would not materially affect our overall financial position, results of operations or liquidity.

11    Capital Structure

        The following summarizes our capital structure, including debt, preferred securities, and equity instruments.

	December 31
	2001	2000
	(In Millions)
Debt	$2,130	$1,647
Company-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the Company	893	337
Preferred shareholders' equity	58	49
Common shareholders' equity	5,056	7,178

Total capital	$8,137	$9,211

Ratio of debt to total capital	26%	18%

DEBT

        Debt consists of the following.

	December 31
	2001		2000
	Book Value	Fair Value	Book Value	Fair Value
	(In Millions)
Commercial paper	$606	$606	$138	$138
Medium-term notes	571	596	617	619
7 7/8% senior notes	249	269	249	261
8 1/8% senior notes	249	275	249	267
Nuveen line of credit borrowings	183	183	—	—
Zero coupon convertible notes	103	106	98	95
7 1/8% senior notes	80	84	80	82
Variable rate borrowings	64	64	64	64
Real estate mortgages	2	2	2	2
8 3/8% senior notes	—	—	150	151

Total debt obligations	$2,107	$2,185	$1,647	$1,679

Fair value of interest rate swap agreements	$23	$23

Total debt reported on balance sheet	$2,130	$2,208

        Compliance—We were in compliance with all provisions of our debt covenants as of Dec. 31, 2001 and 2000.

        Fair Value of Debt Obligations—The fair values of our commercial paper and a portion of Nuveen's line of credit borrowings approximated their book values because of their short-term nature. The fair value of our variable rate borrowings approximated their book values due to the floating interest rates of these instruments. For our other debt, which has longer terms and fixed interest rates, our fair value estimate was based on current interest rates available on debt securities in the market that have terms similar to ours.

        Medium-Term Notes—The medium-term notes bear interest rates ranging from 5.9% to 8.4%, with a weighted average rate of 6.8%. Maturities range from five to 15 years after the issuance dates.

        7 7/8% Senior Notes—In April 2000, we issued $250 million of senior notes due April 15, 2005. Proceeds were used to repay commercial paper debt and for general corporate purposes.

        8 1/8% Senior Notes—Also in April 2000, we issued $250 million of senior notes due April 15, 2010. Proceeds were used to repay commercial paper debt and for general corporate purposes.

        Nuveen Line of Credit Borrowings—In 2001, our asset management subsidiary, The John Nuveen Company, entered into a $250 million revolving line of credit that extends through August 2003. The line is divided into two equal facilities, one of which has a three year term, the other is renewable in 364 days. At Dec. 31, 2001, Nuveen had two borrowings under this facility, including $125 million under the three-year facility and $58 million under the 364-day facility. The majority of the amount outstanding was used to finance a portion of Nuveen's acquisition of Symphony Asset Management LLC. At Dec. 31, 2001, the weighted average interest rate under these facilities was approximately 3.1%.

        Commercial Paper—Our commercial paper is supported by a $400 million credit agreement that expires in 2002 and by a $200 million portfolio of high quality, highly liquid fixed maturity securities.

        Interest rates on commercial paper issued in 2001 ranged from 1.1% to 6.7%; in 2000 the range was 5.5% to 6.7%; and in 1999 the range was 4.6% to 6.6%.

        Zero Coupon Convertible Notes—The zero coupon convertible notes mature in 2009, but were redeemable beginning in 1999 for an amount equal to the original issue price plus accreted original issue discount. In addition, on March 3, 1999 and March 3, 2004, the holders of the zero coupon convertible notes had/have the right to require us to purchase their notes for the price of $640.82 and $800.51, respectively, per $1,000 of principal amount due at maturity. In March 1999, we repurchased approximately $34 million face amount of the zero coupon convertible notes, for a total cash consideration of $21 million.

        7 1/8% Senior Notes—The 7 1/8% senior notes mature in 2005.

        Variable Rate Borrowings—A number of our real estate entities are parties to variable rate loan agreements aggregating $64 million. The borrowings mature in the year 2030, with principal paydowns starting in the year 2006. The interest rate is set weekly by a third party, and was 2.7% at Dec. 31, 2001.

        Real Estate Mortgage—The real estate mortgage represents a portion of the purchase price of one of our investments. The mortgage bears a fixed rate of 8.1% and matures in February 2002. During 2000, we repaid $13 million of mortgage debt associated with two of our real estate investments.

        Interest Rate Swap Agreements—At Dec. 31, 2001, we were party to a number of interest rate swap agreements related to several of our debt securities outstanding. The net effect of the swaps was a $7 million reduction in our 2001 interest expense. The notional amount of these swaps totaled $230 million, and their aggregate fair value at Dec. 31, 2001 was an asset of $23 million. Prior to our adoption of SFAS No. 133, as amended, on Jan. 1, 2001, the fair value of these swap agreements was not recorded on our balance sheet. Upon adoption, we reflected the fair value of these swap agreements as an increase to other assets and a corresponding increase to debt on our balance sheet, with the statement of operations impacts of recording the swaps offsetting.

        8 3/8% Senior Notes—In June 2001, our $150 million of 8 3/8% senior notes matured. The repayment of these notes was funded through a combination of internally generated funds and the issuance of commercial paper.

        Interest Expense—Our interest expense on debt was $110 million in 2001, $115 million in 2000 and $96 million in 1999.

        Maturities—The amount of debt obligations, other than commercial paper, that become due in each of the next five years is as follows: 2002, $108 million; 2003, $67 million; 2004, $180 million; 2005, $428 million; and 2006, $59 million.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF TRUSTS HOLDING SOLELY SUBORDINATED DEBENTURES OF THE COMPANY

        In November 2001, St. Paul Capital Trust I issued 23,000,000 Trust Preferred Securities, generating gross proceeds of $575 million. St.Paul Capital Trust I had been formed for the sole purpose of issuing these securities. The proceeds were used to buy The St.Paul's junior subordinated debentures. The Trust Preferred Securities pay a quarterly distribution at an annual rate of 7.6% of each security's liquidation amount of $25. The St. Paul's debentures have a mandatory redemption date of Oct. 15, 2050, but we can redeem them on or after Nov. 13, 2006. The proceeds of such redemptions will be used to redeem a like amount of Trust Preferred Securities.

        In 1995, we issued, through St. Paul Capital LLC (SPCLLC), 4,140,000 company-obligated mandatorily redeemable preferred securities, generating gross proceeds of $207 million. These securities were also known as convertible monthly income preferred securities ("MIPS"). The MIPS paid a monthly distribution at an annual rate of 6% of the liquidation preference of $50 per security. During 2000, SPCLLC provided notice to the holders of the MIPS that it was exercising its right to cause the conversion rights of the owners of the MIPS to expire. The MIPS were convertible into 1.6950 shares of our common stock (equivalent to a conversion price of $29.50 per share). Prior to the expiration date, holders of over 99% of the MIPS exercised their conversion rights and, in August 2000, we issued 7,006,954 common shares in connection with the conversion. The remaining MIPS were redeemed for cash at $50 per security, plus accumulated preferred distributions.

        In connection with our purchase of MMI in April 2000, we assumed all obligations under their preferred securities. In December 1997, MMI issued $125 million of 30-year mandatorily redeemable preferred securities through MMI Capital Trust I, formed for the sole purpose of issuing the securities. The preferred securities pay a preferred distribution of 7 5/8% semi-annually in arrears, and have a mandatory redemption date of Dec. 15, 2027.

        In 1997 and 1996, USF&G issued three series of preferred securities. After consummation of the merger with USF&G in 1998, The St. Paul assumed all obligations relating to these preferred securities. These Series A, Series B and Series C Capital Securities were issued through separate wholly-owned business trusts ("USF&G Capital I," "USF&G Capital II," and "USF&G Capital III," respectively) formed for the sole purpose of issuing the securities. We have effectively fully and unconditionally guaranteed all obligations of the three business trusts.

        In December 1996, USF&G Capital I issued 100,000 shares of 8.5% Series A Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.5% Series A subordinated debentures, which mature on Dec. 15, 2045. The debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture. The proceeds of such redemptions will be used to redeem a like amount of the Series A Capital Securities.

        In January 1997, USF&G Capital II issued 100,000 shares of 8.47% Series B Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.47% Series B subordinated debentures, which mature on Jan. 10, 2027. The debentures are redeemable at our option at any time beginning in January 2007 at scheduled redemption prices ranging from $1,042 to $1,000 per debenture. The debentures are also redeemable prior to January 2007 under certain circumstances related to tax and other special events. The proceeds of such redemptions will be used to redeem a like amount of the Series B Capital Securities.

        In July 1997, USF&G Capital III issued 100,000 shares of 8.312% Series C Capital Securities, generating gross proceeds of $100 million. The proceeds were used to purchase $100 million of USF&G Corporation 8.312% Series C subordinated debentures, which mature on July 1, 2046. The debentures are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture. The proceeds of such redemptions will be used to redeem a like amount of the Series C Capital Securities.

        Under certain circumstances related to tax events, we have the right to shorten the maturity dates of the Series A, Series B and Series C debentures to no earlier than June 24, 2016, July 10, 2016 and Apri18, 2012, respectively, in which case the stated maturities of the related Capital Securities will likewise be shortened.

        In 2001, we repurchased and retired $20 million of USF&G Capital I securities. In 1999, we repurchased and retired a total of $79 million of USF&G Capital I, II and III securities. Purchases in both years were done in open market transactions. The amount retired in 1999 included $27 million of 8.5% Capital I, $22 million of 8.47% Capital II, and $30 million of 8.312% Capital III securities.

PREFERRED SHAREHOLDERS' EQUITY

        The preferred shareholders' equity on our balance sheet represents the par value of preferred shares outstanding that we issued to our Stock Ownership Plan ("SOP") Trust, less the remaining principal balance on the SOP Trust debt. The SOP Trust borrowed funds from a U.S. underwriting subsidiary to finance the purchase of the preferred shares, and we guaranteed the SOP debt.

        The SOP Trust may at any time convert any or all of the preferred shares into shares of our common stock at a rate of eight shares of common stock for each preferred share. Our board of directors has reserved a sufficient number of our authorized common shares to satisfy the conversion of all preferred shares issued to the SOP Trust and the redemption of preferred shares to meet employee distribution requirements. Upon the redemption of preferred shares, we will issue shares of our common stock to the trust to fulfill the redemption obligations.

COMMON SHAREHOLDERS' EQUITY

        Common Stock and Reacquired Shares—We are governed by the Minnesota Business Corporation Act. All authorized shares of voting common stock have no par value. Shares of common stock reacquired are considered unissued shares. The number of authorized shares of the company is 480 million.

        We reacquired some of our common shares in 2001, 2000 and 1999 for total costs of $589 million, $536 million and $356 million, respectively. We reduced our capital stock account and retained earnings for the cost of these repurchases.

        A summary of our common stock activity for the last three years is as follows.

	Year Ended December 31
	2001	2000	1999
	(Shares)
Outstanding at beginning of year	218,308,016	224,830,894	233,749,778
Shares issued:
Stock incentive plans and other	2,012,533	3,686,827	1,896,229
Conversion of preferred stock	287,442	661,523	287,951
Conversion of MIPS	—	7,006,954	—
Acquisition	—	—	27,936
Reacquired shares	(12,983,616)	(17,878,182)	(11,131,000)

Outstanding at end of year	207,624,375	218,308,016	224,830,894

        Undesignated Shares—Our articles of incorporation allow us to issue five million undesignated shares. The board of directors may designate the type of shares and set the terms thereof. The board designated 1,450,000 shares as Series B Convertible Preferred Stock in connection with the formation of our Stock Ownership Plan.

        Dividend Restrictions—We primarily depend on dividends from our subsidiaries to pay dividends to our shareholders, service our debt and pay expenses. Various state laws and regulations limit the amount of dividends we may receive from our U.S. property-liability underwriting subsidiaries. Although $414 million will be available for dividends in 2002, business and regulatory considerations may impact the amount of dividends actually paid. We do not anticipate the receipt of any dividends from our domestic underwriting subsidiaries in 2002. We have sufficient resources available at the parent company to fund common and preferred shareholder dividends, interest payments and distributions on debt and preferred securities, respectively, and other administrative expenses. During 2001, we received dividends in the form of cash and securities of $827 million from our U.S. underwriting subsidiaries.

12    Retirement Plans

        During 2000, employees hired prior to May 2000 were given the choice of remaining subject to our traditional pension formula and traditional postretirement health care benefits plan, or switching to a new cash balance pension formula and/or cash balance retiree health formula. Employees choosing to switch to the cash balance formula(s) were credited with opening balances effective Jan. 1, 2001. Employees hired after Dec. 31, 2000 are automatically subject to the cash balance formulas.

        Defined Benefit Pension Plans—We maintain funded defined benefit pension plans for most of our employees. For those employees who have elected to remain subject to the traditional pension formula, benefits are based on years of service and the employee's compensation while employed by the company. Pension benefits generally vest after five years of service.

        For those employees covered under the cash balance pension formula, we maintain a cash balance pension account to measure the amount of benefits payable to an employee. For each plan year an employee is an active participant, the cash balance pension account is increased for pay credits and interest credits. Pay credits are calculated based on age, vesting service and actual pensionable earnings, and added to the account on the first day of the next plan year. Interest credits are added at the end of each calendar quarter.

        These benefits vest after five years of service. If an employee is vested under the cash balance formula when their employment with us ends, they are eligible to receive the formula amount in their cash balance pension account.

        Our pension plans are noncontributory. This means that employees do not pay anything into the plans. Our funding policy is to contribute amounts sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act and any additional amounts that may be necessary. This may result in no contribution being made in a particular year.

        Plan assets are invested primarily in equities and fixed maturities, and included 804,035 shares of our common stock with a market value of $35 million and $44 million at Dec. 31, 2001 and 2000, respectively.

        We maintain noncontributory, unfunded pension plans to provide certain company employees with pension benefits in excess of limits imposed by federal tax law.

        Postretirement Benefits Other Than Pension—We provide certain health care and life insurance benefits for retired employees (and their eligible dependents), who have elected to remain subject to the traditional formula. We currently anticipate that most covered employees will become eligible for these benefits if they retire while working for us. The cost of these benefits is shared with the retiree. The benefits are generally provided through our employee benefits trust, to which periodic contributions are made to cover benefits paid during the year. We accrue postretirement benefits expense during the period of the employee's service.

        A health care inflation rate of 10.00% was assumed to change to 9.00% in 2002; decrease one percentage point annually to 5.00% in 2006; and then remain at that level. A one-percentage-point change in assumed health care cost trend rates would have the following effects.

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In Millions)
Effect on total of service and interest cost components	$2	$(2)
Effect on postretirement benefit obligation	27	(22)

        For those employees covered under the cash balance retiree health formula, we maintain a cash balance retiree health account ("health account") to measure the amount of benefits payable to an employee. For each plan year an employee is an active participant, the health account is increased for pay credits and interest credits. Pay credits are calculated based on pensionable earnings up to the taxable wage base for the plan year and added to the health account on the first day of the next plan year. Interest credits are added at the end of each calendar quarter.

        These benefits vest after five years of service. If an employee is vested under the cash balance formula when their employment with us ends, they are eligible to receive the amount in their health account. Our obligations under this plan are accounted for under, and included in the 2001 results of, the defined benefit pension plan.

        All Plans—The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended Dec. 31, 2001, and a statement of the funded status as of Dec. 31, of 2001 and 2000.

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
	(In Millions)
Change in benefit obligation:
Benefit obligation at beginning of year	$961	$777	$221	$189
Service cost	34	27	4	5
Interest cost	65	61	15	14
Plan amendment	3	—	—	—
Actuarial (gain) loss	(45)	129	11	27
Foreign currency exchange rate change	—	(1)	—	—
Acquisition	—	14	—	—
Benefits paid	(63)	(46)	(16)	(14)
Curtailment loss (gain)	24	—	(24)	—

Benefit obligation at end of year	$979	$961	$211	$221

Change in plan assets:
Fair value of plan assets at beginning of year	$1,206	$1,226	$23	$20
Actual return on plan assets	(124)	8	1	3
Foreign currency exchange rate change	—	(2)	—	—
Acquisition	—	19	—	—
Employer contribution	1	1	16	14
Benefits paid	(63)	(46)	(16)	(14)

Fair value of plan assets at end of year	$1,020	$1,206	$24	$23

Funded status	$41	$245	$(187)	$(198)
Unrecognized transition asset	—	(2)	—	—
Unrecognized prior service cost	1	(4)	2	9
Unrecognized net actuarial loss	241	36	16	4

Prepaid (accrued) benefit cost	$283	$275	$(169)	$(185)

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Weighted average assumptions as of December 31:
Discount rate	7.00%	6.75%	7.00%	7.25%
Expected return on plan assets	10.00%	10.00%	7.00%	7.00%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%

        The following table provides the components of our net periodic benefit cost for the years 2001, 2000 and 1999. For the year ended Dec. 31, 1999, the plans' benefit cost include the impact of curtailment gains related to employee terminations under the third quarter 1999 cost reduction action and the sale of standard personal insurance.

	Pension Benefits			Postretirement Benefits
	2001	2000	1999	2001	2000	1999
	(In Millions)
Components of net periodic benefit cost:
Service cost	$34	$27	$38	$4	$5	$8
Interest cost	65	61	60	15	14	14
Expected return on plan assets	(119)	(123)	(114)	(2)	(2)	(2)
Amortization of transition asset	(1)	(2)	(1)	—	—	—
Amortization of prior service cost	(3)	(3)	(4)	—	1	1
Recognized net actuarial loss (gain)	—	(2)	—	—	—	—

Net periodic pension cost (income)	(24)	(42)	(21)	17	18	21

Curtailment loss (gain)	17	—	(32)	(17)	—	(15)

Net periodic benefit cost (income) after curtailment	$(7)	$(42)	$(53)	$—	$18	$6

STOCK OWNERSHIP PLAN

        As of Jan. 1, 1998, our Preferred Stock Ownership Plan ("PSOP") and Employee Stock Ownership Plan ("ESOP") were merged into The St. Paul Companies, Inc. Stock Ownership Plan ("SOP"). The plan allocates preferred shares semiannually to those employees participating in our Savings Plus Plan. Under the SOP, we match 100% of employees' contributions up to a maximum of 4% of their salary. We also allocate preferred shares equal to the value of dividends on previously allocated shares. Additionally, this plan now provides an opportunity for an annual allocation to qualified U.S. employees based on company performance.

        To finance the preferred stock purchase for future allocation to qualified employees, the SOP (formerly the PSOP) borrowed $150 million at 9.4% from our primary U.S. underwriting subsidiary. As the principal and interest of the trust's loan is paid, a pro rata amount of our preferred stock is released for allocation to participating employees. Each share of preferred stock pays a dividend of $11.72 annually and is currently convertible into eight shares of our common stock. Preferred stock dividends on all shares held by the trust are used to pay a portion of this SOP obligation. In addition to dividends paid to the trust, we make additional cash contributions to the SOP as necessary in order to meet the SOP's debt obligation.

        The SOP (formerly the ESOP) borrowed funds to finance the purchase of common stock for future allocation to qualified participating U.S. employees. The final principal payment on the trust's loan was made in 1998. As the principal of the trust loan was paid, a pro rata amount of our common stock was released for allocation to eligible participants. Common stock dividends on shares allocated under the former ESOP are paid directly to participants.

        All common shares and the common stock equivalent of all preferred shares held by the SOP are considered outstanding for diluted EPS computations and dividends paid on all shares are charged to retained earnings.

        We follow the provisions of Statement of Position 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans," and related interpretations in accounting for this plan. We recorded expense of $.5 million, $14 million and $26 million for the years 2001, 2000 and 1999, respectively.

        The following table details the shares held in the SOP.

	December 31
	2001		2000
	Common	Preferred	Common	Preferred
	(Shares)
Allocated	5,144,640	492,252	5,546,251	448,819
Committed to be released	—	25,885	—	49,646
Unallocated	—	254,085	—	309,663

Total	5,144,640	772,222	5,546,251	808,128

        The SOP allocated 55,578 preferred shares in 2001, 83,585 preferred shares in 2000 and 183,884 preferred shares in 1999. Unallocated preferred shares had a fair market value of $90 million and $135 million at Dec. 31, 2001 and 2000, respectively. The remaining unallocated preferred shares at Dec. 31, 2001, will be released for allocation annually through Jan. 31, 2005.

13    Stock Incentive Plans

        We have made fixed stock option grants to certain U.S.-based employees, certain employees of our non-U.S. operations, and outside directors. These were considered "fixed" grants because the measurement date for determining compensation costs was fixed on the date of grant. We have also made variable stock option grants to certain company executives. These were considered "variable" grants because the measurement date was contingent upon future increases in the market price of our common stock.

        We follow the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," FASB Interpretation 44, "Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25)," and other related interpretations in accounting for our stock option plans. We also follow the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" for our option plans. SFAS No. 123 requires pro forma net income and earnings per share information, which is calculated assuming we had accounted for our stock option plans under the "fair value" method described in that Statement.

        Since the exercise price of our fixed options equals the market price of our stock on the day the options are granted, there generally is no related compensation expense for financial reporting purposes. However, during 2001, certain executives' outstanding options became subject to accelerated vesting and an extended life, under the terms of the Senior Executive Severance Policy or other employment agreements, and we recorded $16 million of compensation cost in 2001. We have also recorded compensation cost/(income) associated with our variable options, restricted stock awards and the former USF&G's Long-Term Incentive Program, of $(8) million, $28 million and $8 million in 2001, 2000 and 1999, respectively.

FIXED OPTION GRANTS

        U.S.-Based Plans—Our fixed option grants for certain U.S.-based employees and outside directors give these individuals the right to buy our stock at the market price on the day the options were granted. Fixed stock options granted under the stock incentive plan adopted by our shareholders in May 1994 (as subsequently amended) become exercisable no less than one year after the date of grant and may be exercised up to ten years after grant date. Options granted under our option plan in effect prior to May 1994 may be exercised at any time up to ten years after the grant date. At the end of 2001, approximately 14,300,000 shares remained available for grant under our stock incentive plan.

        Non-U.S. Plans—We also have separate stock option plans for certain employees of our non-U.S. operations. The options granted under these plans were priced at the market price of our common stock on the grant date. Generally, they can be exercised from three to 10 years after the grant date. Approximately 250,000 option shares were available at Dec. 31, 2001 for future grants under our non-U.S. plans.

        Global Stock Option Plan ("GSOP")—We have a separate fixed stock option plan for employees who are not eligible to participate in the U.S. and non-U.S. plans previously described. Options granted to eligible employees under the GSOP are contingent upon the company achieving threshold levels of profitability, and the number of options granted is determined by the level of profitability achieved. Generally, options granted under this plan can be exercised from three to 10 years after the grant date. At Dec. 31, 2001, approximately 1,300,000 option shares were available for future grants under the GSOP.

        The following table summarizes the activity for our fixed option plans for the last three years. All grants were made at the market price on the date of grant.

	Option Shares	Weighted Average Exercise Price
Outstanding Jan. 1, 1999	11,143,892	$30.78
Granted	3,531,418	30.16
Exercised	(1,578,903)	22.63
Canceled	(1,033,435)	39.07

Outstanding Dec. 31, 1999	12,062,972	30.96
Granted	6,539,436	33.94
Exercised	(3,372,916)	26.42
Canceled	(919,110)	36.41

Outstanding Dec. 31, 2000	14,310,382	33.04
Granted	7,333,445	47.29
Exercised	(1,545,214)	31.22
Canceled	(1,824,580)	38.56

Outstanding Dec. 31, 2001	18,274,033	$38.36

        The following table summarizes the options exercisable at the end of the last three years and the weighted average fair value of options granted during those years. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 3.0%, 3.0% and 2.8%; expected volatility of 46.3%, 41.0% and 23.8%; risk-free interest rates of 5.0%, 6.5% and 5.3%; and an expected life of 6.8 years, 6.5 years and 6.5 years.

	2001	2000	1999
Options exercisable at year-end	5,982,799	5,751,780	7,940,793
Weighted average fair value of options granted during the year	$19.00	$12.96	$7.59

        The following tables summarize the status of fixed stock options outstanding and exercisable at Dec. 31, 2001.

	Options Outstanding
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$13.29 - 29.31	3,051,475	5.0 years	$26.35
29.63 - 35.00	2,742,399	6.8 years	31.02
35.25	3,648,221	8.3 years	35.25
35.31 - 45.10	2,897,707	7.2 years	42.78
45.67 - 48.04	2,038,650	9.7 years	46.17
48.39 - 50.44	3,895,581	9.1 years	48.46

$13.29 - 50.44	18,274,033	7.7 years	$38.36

	Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
$13.29 - 29.31	2,096,892	$25.01
29.63 - 35.00	1,510,667	31.52
35.25	487,266	35.25
35.31 - 45.10	1,868,599	43.02
45.67 - 48.04	—	—
48.39 - 50.44	19,375	50.44

$13.29 - 50.44	5,982,799	$33.20

VARIABLE STOCK OPTION GRANT

        In 1999, we made a variable option grant of 375,000 shares form our 1994 stock incentive plan to one of our key executives. This was in addition to 1,966,800 variable option shares granted to executives prior to 1999. The exercise price of each option was equal to the market price of our stock on the grant date. One-half of the options vested when the market price of our stock reached a 20-consecutive-trading-day average of $50 per share, which occurred in November 2000. The remaining options were to vest when our stock price reached a 20-consecutive-trading-day average of $55 per share, which did not occur. Any of these options not exercised prior to Dec. 1, 2001 expired on that date.

        The following table summarizes the activity for our variable option grants for the last three years.

	Option Shares	Weighted Average Exercise Price
Outstanding Jan. 1, 1999	1,498,200	$30.26
Granted	375,000	29.63
Canceled	(152,400)	29.38

Outstanding Dec. 31, 1999	1,720,800	30.20

Exercised	(290,975)	30.41
Canceled	(437,850)	29.59

Outstanding Dec. 31, 2000	991,975	30.15

Exercised	(290,500)	29.74
Canceled	(701,475)	30.32

Outstanding Dec. 31, 2001	—	—

        The weighted average fair value of options granted during 1999 was $2.66 per option. The fair value of the variable options was estimated on the date of grant using a variable option-pricing model with the following weighted average assumptions: dividend yield of 2.8%; expected volatility of 22.9%; risk-free interest rate of 4.7%; and an expected life of 2.8 years.

RESTRICTED STOCK AND DEFERRED STOCK AWARDS

        Up to 20% of the 33.4 million shares authorized under our 1994 stock incentive plan may be granted as restricted stock awards. The stock for this type of award is restricted because recipients receive the stock only upon completing a specified objective or period of employment, generally one to five years. The shares are considered issued when awarded, but the recipient does not own and cannot sell the shares during the restriction period. During the restriction period, the recipient receives compensation in an amount equivalent to the dividends paid on such shares. Up to 5,600,000 shares were available for restricted stock awards at Dec. 31, 2001.

        We also have a Deferred Stock Award Plan for stock awards to non-U.S. employees. Deferred stock awards are the same as restricted stock awards, except that shares granted under the deferred plan are not issued until the vesting conditions specified in the award are fulfilled. Up to 21,000 shares were available for deferred stock awards at Dec. 31, 2001.

PRO FORMA INFORMATION

        Had we calculated compensation expense on a combined basis for our stock option grants based on the "fair value" method described in SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts as indicated.

	Year Ended December 31
	2001	2000	1999
	(In Millions, Except Per Share Data)
NET INCOME
As reported	$(1,088)	$993	$834
Pro forma	(1,123)	986	825

BASIC EARNINGS PER SHARE
As reported	(5.22)	4.50	3.61
Pro forma	(5.44)	4.46	3.57

DILUTED EARNINGS PER SHARE
As reported	(5.22)	4.24	3.41
Pro forma	(5.44)	4.23	3.38

14    Discontinued Operations

        Life Insurance—On September 28, 2001, our subsidiary, St. Paul Fire and Marine Insurance Company ("Fire and Marine"), closed on the sale of its life insurance subsidiary, Fidelity and Guaranty Life Insurance Company ("F&G Life") to Old Mutual plc ("Old Mutual") for $335 million in cash and $300 million in shares of Old Mutual stock. In accordance with the sale agreement, the sale proceeds were reduced by $11.7 million, on a pretax basis, related to a decrease in the market value of certain securities within F&G Life's Investment portfolio between March 31, 2001 and the closing date.

        Pursuant to the sale agreement, we are required to hold the Old Mutual stock received for one year after the closing of the transaction. The consideration received is subject to possible additional adjustment based on the market price of Old Mutual's stock at the end of that one-year period, as described in greater detail in Note 15.

        When the sale was announced in April 2001, we expected to realize a modest gain on the sale of F&G Life, when proceeds were combined with F&G Life's operating results through the disposal date. However, a decline in the market value of certain of F&G Life's investments subsequent to April, coupled with a change in the anticipated tax treatment of the sale, resulted in an after-tax loss of $73 million on the sale proceeds. That loss is combined with F&G Life's results of operations for a year-to-date after-tax loss of $54 million and is included in the reported loss from discontinued operations for the year ended Dec. 31, 2001.

        Also in September 2001, we sold American Continental Life Insurance Company, a small life insurance company we had acquired as part of our MMI purchase, to CNA Financial Corporation. We received cash proceeds of $21 million, and recorded a net after-tax loss on the sale of $1 million.

        Standard Personal Insurance Business—In June 1999, we made a decision to sell our standard personal insurance business and, on July 12, 1999, reached an agreement to sell this business to Metropolitan Property and Casualty Insurance Company ("Metropolitan"). On Sept. 30, 1999, we completed the sale of this business to Metropolitan. As a result, the standard personal insurance operations through June 1999 have been accounted for as discontinued operations for all periods presented herein, and the results of operations subsequent to that period have been included in the gain on sale of discontinued operations.

        Metropolitan purchased Economy Fire & Casualty Company and its subsidiaries ("Economy"), as well as the rights and interests in those non-Economy policies constituting our remaining standard personal insurance operations. Those rights and interests were transferred to Metropolitan by way of a reinsurance and facility agreement ("Reinsurance Agreement").

        The Reinsurance Agreement relates solely to the non-Economy standard personal insurance policies, and was entered into solely as a means of accommodating Metropolitan through a transition period. The Reinsurance Agreement allows Metropolitan to write non-Economy business on our policy forms while Metropolitan obtains the regulatory license, form and rate approvals necessary to write non-Economy business through their own insurance subsidiaries. Any business written on our policy forms during this transition period is then fully ceded to Metropolitan under the Reinsurance Agreement. We recognized no gain or loss on the inception of the Reinsurance Agreement and will not incur any net revenues or expenses related to the Reinsurance Agreement. All economic risk of post-sale activities related to the Reinsurance Agreement has been transferred to Metropolitan. We anticipate that Metropolitan will pay all claims incurred related to this Reinsurance Agreement. In the event that Metropolitan is unable to honor their obligations to us, we will pay these amounts.

        As part of the sale to Metropolitan, we guaranteed the adequacy of Economy's loss and loss expense reserves. Under that guarantee, we will pay for any deficiencies in those reserves and will share in any redundancies that develop by Sept. 30, 2002. We remain liable for claims on non-Economy policies that result from losses occurring prior to closing. By agreement, Metropolitan will adjust those claims and share in redundancies in related reserves that may develop. As of Dec. 31, 2001, we have estimated that we will owe Metropolitan $7 million on these guarantees, and have included that amount in discontinued operations. We have no other contingent liabilities related to the sale.

        As a result of the sale, approximately 1,600 standard personal insurance employees of The St. Paul effectively transferred to Metropolitan on Oct. 1, 1999.

        We received gross proceeds on the sale of $597 million, less the payment of the reinsurance premium of $325 million, for net proceeds of $272 million. We recognized, in discontinued operations, a pretax gain on disposal of $130 million, after adjusting for a $26 million pension and postretirement curtailment gain and disposition costs of $32 million. The gain on disposal combined with a $128 million pretax gain on discontinued operations (subsequent to our decision to sell), resulting in a total pretax gain of $258 million. Included in the pretax gain on discontinued operations was a $145 million reduction in loss and loss adjustment expense reserves. In the third quarter of 1999, based on favorable trends noted in the standard personal insurance reserve analysis, and considering the pending sale and its economic consequences, we concluded that this reserve reduction was appropriate.

        The $26 million pretax curtailment gain represented the impact of a reduced number of employees in the pension and post-retirement plans due to the sale of the standard personal insurance business.

        The $32 million pretax disposition costs netted against the gain represented costs directly associated with the decision to dispose of the standard personal insurance segment and included $14 million of employee-related costs, $8 million of occupancy-related costs, $7 million of transaction costs, $2 million of record separation costs and $1 million of equipment charges. The employee-related costs related to the expected termination of 385 employees due to the sale of the personal insurance segment. Approximately 350 employees were terminated related to this action. In 2000, we reduced the employee-related reserve by $3 million due to a number of voluntary terminations, which reduced the expected severance to be paid. In 2001, we reduced the occupancy-related reserve by $2 million due to a lease buyout.

        The following presents a rollforward of 2001 activity related to this charge.

	Pretax Charge	Reserve at Dec. 31, 2000	Payments	Adjustments	Reserve at Dec. 31, 2001
	(In Millions)
Charges to earnings:
Employee-related	$14	$—	$—	$—	$—
Occupancy-related	8	7	(3)	(2)	2
Transaction costs	7	—	—	—	—
Record separation costs	2	—	—	—	—
Equipment charges	1	—	—	—	—

Total	$32	$7	$(3)	$(2)	$2

        Nonstandard Auto Business—In December 1999, we decided to sell our nonstandard auto business marketed under the Victoria Financial and Titan Auto brands. On Jan. 4, 2000, we announced an agreement to sell this business to The Prudential Insurance Company of America ("Prudential") for $200 million in cash, subject to certain adjustments based on the balance sheet as of the closing date. As a result, the nonstandard auto business results of operations were accounted for as discontinued operations for the year ended Dec. 31, 1999. Included in "Discontinued operations—gain (loss) on disposal, net of tax" in our 1999 statement of operations was an estimated loss on the sale of approximately $83 million, which included the estimated results of operations through the disposal date. All prior period results of nonstandard auto have been reclassified to discontinued operations.

        On May 1, 2000, we closed on the sale of our nonstandard auto business to Prudential, receiving total cash consideration of approximately $175 million (net of a $25 million dividend paid to our property-liability operations prior to closing).

        The following table summarizes our discontinued operations, including our life insurance business, our standard personal insurance business, our nonstandard auto business and our insurance brokerage business, Minet (sold in 1997), for the three-year period ended Dec. 31, 2001.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Operating income, before income taxes	$19	$53	$48
Income tax expense	—	10	13

Operating income, net of taxes	19	43	35

Gain (loss) on disposal, before income taxes	(61)	(25)	184
Income tax expense (benefit)	37	(5)	90

Gain (loss) on disposal, net of taxes	(98)	(20)	94

Gain (loss) from discontinued operations	$(79)	$23	$129

        The following table summarizes our total gain (loss) from discontinued operations, for each operation sold, for the three-year period ended Dec. 31, 2001.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Life insurance	$(55)	$43	$44
Standard personal insurance	(13)	(11)	155
Nonstandard auto insurance	(5)	(9)	(70)
Insurance brokerage	(6)	—	—

Gain/(loss) from discontinued operations	$(79)	$23	$129

15    Commitments and Contingencies

        Investment Commitments—We have long-term commitments to fund venture capital investments totaling $1.2 billion as of Dec. 31, 2001, estimated to be paid as follows: $302 million in 2002; $290 million in 2003; $299 million in 2004; $275 million in 2005; and $9 million thereafter.

        Financial Guarantees—We are contingently liable for a financial guarantee issued by our reinsurance operation in the form of a credit enhancement, with total exposure of approximately $15 million as of Dec. 31, 2001.

        In the normal course of business, we enter into letters of credit as collateral, as required in certain of our operations. As of Dec. 31, 2001, we had entered into letters of credit with an aggregate amount of $984 million.

        Lease Commitments—A portion of our business activities is conducted in rented premises. We also enter into leases for equipment, such as office machines and computers. Our total rental expense was $83 million in 2001, $83 million in 2000 and $82 million in 1999.

        Certain leases are noncancelable, and we would remain responsible for payment even if we stopped using the space or equipment. On Dec. 31, 2001, the minimum rents for which we are liable under these types of leases were as follows: $137 million in 2002, $126 million in 2003, $88 million in 2004, $71 million in 2005, $60 million in 2006 and $203 million thereafter.

        We are also the lessor under various subleases on our office facilities. The minimum rentals to be received under noncancelable subleases are as follows: $22 million in 2002, $20 million in 2003, $17 million in 2004, $16 million in 2005, $15 million in 2006 and $37 million thereafter.

        Reserve Guarantees—As part of the sale of our standard personal insurance business to Metropolitan (see Note 14), we guaranteed the adequacy of Economy's loss and loss expense reserves. Under that guarantee, we will pay for any deficiencies in those reserves and will share in any redundancies that develop by Sept. 30, 2002. We remain liable for claims on non-Economy policies that result from losses occurring prior to closing. By agreement, Metropolitan will adjust those claims and share in redundancies in related reserves that may develop. As of Dec. 31, 2001, we estimated that we will owe Metropolitan $7 million on these guarantees, and recorded that amount in discontinued operations.

        Contingent Liabilities—Most of the contracts relating to the various acquisitions and sales of subsidiaries that we have made in recent years include indemnifications and other provisions that could require us to make payments to the other parties to the contracts in certain circumstances, and in some cases we have contingent liabilities related to businesses we have sold. Except as specifically noted, we do not expect there to be a reasonable likelihood that we will be required to make material payments related to those provisions. The following summarizes our contingent liabilities.

        Sale of F&G Life—On Sept. 28, 2001, we closed on the sale of F&G Life to Old Mutual (see Note 14). Under the terms of the agreement, we received Old Mutual common shares valued at

$300 million, which we are required to hold for one year following the closing. The proceeds from the sale of F&G Life are subject to possible adjustment, by means of a collar embedded in the sale agreement, based on the movement of the market price of Old Mutual's stock at the end of the one-year period. If the market value of the Old Mutual stock exceeds $330 million at the end of the one-year period, we are required to remit to Old Mutual either cash or Old Mutual shares in the amount representing the excess over $330 million. If the market value of the Old Mutual shares is less than $300 million at the end of the one-year period, we will receive either cash or Old Mutual shares in the amount representing the deficit below $300 million, up to $40 million. At Dec. 31, 2001, the market value of the Old Mutual shares was $242 million. The $58 million decline in market value was recorded as a component of unrealized appreciation of investments, net of tax, in shareholders' equity. The impact of this unrealized loss has been mitigated by the collar, which was estimated to have a fair value of $17 million at Dec. 31, 2001, which is recorded in our statement of operations in discontinued operations.

        Sale of Minet—In May 1997, we completed the sale of our insurance brokerage operation, Minet, to Aon Corporation. We agreed to indemnify Aon against any future claims for professional liability and other specified events that occurred or existed prior to the sale. We monitor our exposure under these claims on a regular basis. We believe reserves for reported claims are adequate, but we do not have information on unreported claims to estimate a range of additional liability. We purchased insurance to cover a portion of our exposure to such claims.

        Under the sale agreement, we also committed to pay Aon commissions representing a minimum level of annual reinsurance brokerage business through 2012. We also have commitments under lease agreements through 2015 for vacated space (included in our lease commitment totals above), as well as a commitment to make payments to a former Minet executive.

        Acquisitions—We may be required to make an additional payment of up to $20 million related to our purchase of the right to seek to renew Fireman's Fund surety business, based on the volume of business renewed within one year of purchase. Our asset management subsidiary, Nuveen, may be required to make additional payments of up to $180 million related to their acquisition of Symphony, based on reaching specified performance and growth targets.

        Joint Ventures—Our subsidiary, Fire and Marine, is a party to five separate joint ventures, in each of which Fire and Marine is a 50% owner of various real estate holdings and does not exercise control over the joint ventures, financed by non-recourse mortgage notes. Because we own only 50% of the holdings, we do not consolidate these entities and the joint venture debt does not appear on our balance sheet. Our maximum exposure under each of these joint ventures, in the event of foreclosure of a property, is represented by our carrying value in the joint venture, ranging individually from $7 million to $31 million, and cumulatively totaling $65 million at Dec. 31, 2001.

        Municipal Trusts—We have purchased interests in certain unconsolidated trusts holding highly rated municipal securities that were formed for the purpose of executing corporate tax strategies. Related to our interests, we are contingently liable for a portion of the interest rate risk of the municipal securities we sold to the trust. As of Dec. 31, 2001, our contingent liability was less than $1 million.

        Legal Matters—In the ordinary course of conducting business, we, and some of our subsidiaries, have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under insurance contracts issued by our underwriting operations. Plaintiffs in these lawsuits are asking for money damages or to have the court direct the activities of our operations in certain ways.

        It is possible that the settlement of these lawsuits may be material to our results of operations and liquidity in the period in which they occur. However, we believe the total amounts that we, and our subsidiaries, will ultimately have to pay in these matters will have no material effect on our overall financial position.

16    Restructuring and Other Charges

        Fourth-Quarter 2001 Strategic Review—In December 2001, we announced the results of a strategic review of all of our operations, which included a decision to exit a number of businesses and countries, as discussed in Note 3. Related to this strategic review, we recorded a pretax charge of $62 million, including $46 million of employee-related costs, $9 million of occupancy-related costs, $4 million of equipment charges and $3 million of legal costs. The charge was included in "Operating and administrative expenses" in the 2001 statement of operations; with $42 million included in "Property-liability insurance—other" and $20 million included in "Parent company, other operations and consolidating eliminations" in the table titled "Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change" in Note 19.

        The employee-related costs represent severance and related benefits such as outplacement services to be paid to, or incurred on behalf of, employees to be terminated by the end of 2002. We estimated that a total of approximately 1,200 employee positions would ultimately be terminated under this action, with approximately 800 expected to be terminated by the end of 2002. The remaining 400 employees were not included in the restructuring charge since they will either be terminated after 2002 or are part of one of the operations that may be sold. Of the total, approximately 650 work in offices outside the U.S. (many of which are closing), approximately 300 are in our Health Care business (which is being exited), and the remaining 250 are spread throughout our domestic operations.

        The occupancy-related cost represents excess space created by the terminations, calculated by determining the anticipated excess space, by location, as a result of the terminations. The percentage of excess space in relation to the total leased space was then applied to the current lease costs over the remaining lease period. The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place. The equipment costs represent the net book value of computer and other equipment that will no longer be used following the termination of employees and closing of offices. The legal costs represent our estimate of fees to be paid to outside legal counsel to obtain regulatory approval to exit certain states or countries.

        No payments were made in 2001 related to this action.

        MMI Acquisition—Related to our April 2000 purchase of MMI (see Note 4), we recorded a charge of $28 million, including $4 million of employee-related costs and $24 million of occupancy-related costs. The employee-related costs represented severance and related benefits such as outplacement counseling to be paid to, or incurred on behalf of, terminated employees. We estimated that approximately 130 employee positions would be eliminated, at all levels throughout MMI, and 119 employees were terminated. The occupancy-related cost represented excess space created by the terminations, calculated by determining the percentage of anticipated excess space, by location, and the current lease costs over the remaining lease period. The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place.

        The charge was included in "Operating and administrative expenses" in the 2000 statement of operations and in "Property-liability insurance—other" in the table titled "Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change" in Note 19.

        The following presents a rollforward of 2001 activity related to this charge.

	Pretax Charge	Reserve at Dec. 31, 2000	2001 Payments	2001 Adjustments	Reserve at Dec. 31, 2001
	(In Millions)
Charges to earnings:
Employee-related	$4	$1	$(1)	$—	$—
Occupancy-related	24	23	(8)	(7)	8

Total	$28	$24	$(9)	(7)	$8

        During 2001, we reduced the occupancy-related reserve by a net amount of $7 million. We entered into a lease buyout related to a portion of the space, and reduced the reserve by $8 million of lease payments we were no longer obligated to make. This amount was offset by a $1 million adjustment related to sublease recoveries.

        Other Restructuring Charges—Since 1997, we have recorded in continuing operations three other restructuring charges related to actions taken to improve our operations. (Also see Note 14 for a discussion of the charge related to the sale of our standard personal insurance business, which was included in discontinued operations in 1999.)

        In August 1999, we announced a cost reduction program designed to enhance our efficiency and effectiveness in a highly competitive environment. In the third quarter of 1999, we recorded a pretax charge of $60 million related to this program, including $25 million in employee-related charges related to the termination of approximately 590 employees, $33 million in occupancy-related charges and $2 million in equipment charges. The charge was included in "Operating and administrative expenses" in the 1999 statement of operations and in "Property-liability insurance—other" in the table titled "Income (Loss) from Continuing Operations Before Income Taxes and Cumulative Effect of Accounting Change" in Note 19.

        Late in the fourth quarter of 1998, we recorded a pretax restructuring charge of $34 million. The majority of the charge, $26 million, related to the termination of approximately 500 employees, primarily in our commercial insurance operations. The remaining charge of $8 million related to costs to be incurred to exit lease obligations.

        In connection with our merger with USF&G, in the second quarter of 1998 we recorded a pretax charge to net income of $292 million, primarily consisting of severance and other employee-related costs related to the termination of approximately 2,200 positions, facilities exit costs, asset impairments and transaction costs.

        All actions have been taken and all obligations have been met regarding these three charges, with the exception of certain remaining lease commitments. The lease commitment charges related to excess space created by the cost reduction actions. The charge was calculated by determining the percentage of anticipated excess space, by location, and the current lease costs over the remaining lease period. The amounts payable under the existing leases were not discounted, and sublease income was included in the calculation only for those locations where sublease agreements were in place.

        During 2001, we reduced the remaining reserve by $1 million related to sublease and buyout activity, which reduced our estimated remaining lease commitments. We expect to be obligated under certain lease commitments for at least seven years.

        The following presents a rollforward of 2001 activity related to these commitments.

	Pretax Charge	Reserve at Dec. 31, 2000	2001 Payments	2001 Adjustments	Reserve at Dec. 31, 2001
	(In Millions)
Lease commitments previously charged to earnings	$75	$43	$(11)	$(1)	$31

17    Reinsurance

        The primary purpose of our ceded reinsurance program, including the aggregate excess-of-loss coverages discussed below, is to protect us from potential losses in excess of what we are prepared to accept. We expect the companies to which we have ceded reinsurance to honor their obligations. In the event these companies are unable to honor their obligations to us, we will pay these amounts. We have established allowances for possible nonpayment of amounts due to us. As described in Note 2, we increased our provision for uncollectible reinsurance by $47 million after the 2001 terrorist attack.

        We report balances pertaining to reinsurance transactions "gross" on the balance sheet, meaning that reinsurance recoverables on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

        The largest concentration of our total reinsurance recoverables and ceded unearned premiums at Dec. 31, 2001 was with General Reinsurance Corporation ("Gen Re"). Gen Re (with approximately 22% of our recoverables) is rated "A+ +" by A.M. Best, "Aaa" by Moody's and "AAA" by Standard & Poor's for its financial strength.

        During each of the years 2001, 2000 and 1999, we entered into two aggregate excess-of-loss reinsurance treaties. One of these treaties in each year was corporate-wide, with coverage triggered when our insurance losses and LAE across all lines of business reached a certain level, as prescribed by terms of the treaty (the "corporate program"). Additionally, our Reinsurance segment benefited from cessions made under a separate treaty in each year unrelated to the corporate treaty. The combined impact of these treaties (together, the "reinsurance treaties") is included in the table that follows.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
Corporate program:
Ceded written premiums	$9	$419	$211

Ceded losses and loss adjustment expenses	(25)	709	384
Ceded earned premiums	9	419	211

Net pretax benefit (detriment)	(34)	290	173

Reinsurance segment treaty:
Ceded written premiums	119	55	62

Ceded losses and loss adjustment expenses	278	122	150
Ceded earned premiums	119	55	62

Net pretax benefit	159	67	88

Combined total:
Ceded written premiums	128	474	273

Ceded losses and loss adjustment expenses	253	831	534
Ceded earned premiums	128	474	273

Net pretax benefit	$125	$357	$261

        Under the 1999 and 2000 corporate treaties, we ceded losses to the reinsurer when our corporate-wide incurred insurance losses and LAE exceeded accident year attachment loss ratios specified in the contract. We paid the ceded earned premiums shortly after the coverage under the treaties was invoked. We will recover the ceded losses and LAE from our reinsurer as we settle the related claims, which may occur over several years. For the separate Reinsurance segment treaties, for all three years, we remit the premiums ceded (plus accrued interest) to our counterparty when the related losses and LAE are settled.

        During 2001, we did not cede losses to the corporate treaty. The $9 million written and earned premiums ceded in 2001 represented the initial premium paid to our reinsurer. Our primary purpose in entering into the corporate reinsurance treaty was to reduce the volatility in our reported earnings over time. Because of the magnitude of losses associated with the Sept. 11 terrorist attack, that purpose could not be fulfilled had the treaty been invoked to its full capacity in 2001. In addition, our actuarial analysis concluded that there would be little, if any, economic value to us in ceding any losses under the treaty. As a result, in early 2002, we mutually agreed with our reinsurer to commute the 2001 corporate treaty for consideration to the reinsurer equaling the $9 million initial premium paid.

        The $25 million change in our estimate of ceded losses and LAE in 2001 in the table above represented an adjustment for losses ceded under our 2000 corporate treaty. Deterioration in our 2000 accident year loss experience in 2001 caused our expectations of the payout patterns of our reinsurer to change and resulted in our conclusion that losses originally ceded in 2000 would exceed an economic limit prescribed in the 2000 treaty.

        The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows (including the impact of the reinsurance treaties).

	Year Ended December 31
	2001	2000	1999
	(In Millions)
PREMIUMS WRITTEN
Direct	$7,135	$6,219	$4,622
Assumed	2,700	2,064	1,645
Ceded	(2,072)	(2,399)	(1,155)

Net premiums written	$7,763	$5,884	$5,112

PREMIUMS EARNED
Direct	$6,656	$5,819	$4,621
Assumed	2,685	2,019	1,537
Ceded	(2,045)	(2,246)	(1,055)

Total premiums earned	$7,296	$5,592	$5,103

INSURANCE LOSSES AND LOSS ADJUSTMENT EXPENSES
Direct	$6,876	$4,068	$3,532
Assumed	3,952	1,798	1,124
Ceded	(3,349)	(1,953)	(936)

Total net insurance losses and loss adjustment expenses	$7,479	$3,913	$3,720

18    Statutory Accounting Practices

        Our underwriting operations are required to file financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, which differ from GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile. During 2001, Fire and Marine was granted a permitted practice regarding the valuation of certain investments in affiliated limited liability companies, allowing it to value these investments at their audited GAAP equity. Since these investments were not required to be valued on a statutory basis, Fire and Marine is not able to determine the impact on statutory surplus.

        On a statutory accounting basis, our property-liability underwriting operations reported a net loss of $873 million in 2001, and net income of $1.2 billion in 2000 and $945 million in 1999. Statutory surplus (shareholder's equity) of our property-liability underwriting operations was $4.5 billion and $6.3 billion as of Dec. 31, 2001 and 2000, respectively.

        The NAIC published revised statutory accounting practices in connection with its codification project, which became effective Jan. 1, 2001. The cumulative effect to our property-liability insurance operations of the adoption of these practices was to increase statutory surplus by $165 million, primarily related to the treatment of deferred taxes.

19    Segment Information

        We have seven reportable segments in our insurance operations, which consist of Specialty Commercial, Commercial Lines Group, Health Care, Surety and Construction, Lloyd's and Other, Reinsurance, and Property-Liability Investment Operations. The insurance operations are managed separately because each targets different customers and requires different marketing strategies. We also have an Asset Management segment, consisting of our majority ownership in The John Nuveen Company.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on underwriting results for our property-liability insurance segments, investment income and realized gains for our investment operations, and on pretax operating results for the asset management segment. Property-liability underwriting assets are reviewed in total by management for purposes of decision-making. We do not allocate assets to these specific underwriting segments. Assets are specifically identified for our asset management segment.

        Geographic Areas—The following summary presents financial data of our continuing operations based on their location.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
REVENUES
U.S.	$7,161	$6,792	$6,342
Non-U.S.	1,782	1,180	807

Total revenues	$8,943	$7,972	$7,149

        Segment Information—In the fourth quarter of 2001, we implemented a new segment reporting structure for our property-liability insurance business following the completion of a strategic review of all of our businesses (see Note 3). At the same time, we further defined what we consider to be "specialty" business. We determined that for a business center to be considered a specialty, it must possess dedicated underwriting, claims and risk control services that require specialized expertise and focus exclusively on the customers served by that business center.

        Under our new segment structure, our Specialty Commercial segment includes Financial & Professional Services, Technology, Public Sector Services, Umbrella/Excess & Surplus Lines, Ocean Marine, Discover Re, National Programs, Oil & Gas, Transportation, and Catastrophe Risk, as well as our International Specialties. We have aggregated these business centers because they meet our specialty definition, as well as the aggregation criteria for external segment reporting.

        Our Commercial Lines Group segment includes Small Commercial, Middle Market Commercial and Large Accounts, which have common underwriting, claim and risk control functions. Commercial Lines Group also includes our participation in voluntary and involuntary pools, referred to as Pools and Other.

        Our Surety and Construction operations, under common leadership, have been combined into one reporting segment due to the significance of their shared customer base. Due to its size and specialized nature, our Health Care business will continue to be reported as a separate segment, although we are exiting that business (see Note 3). Our Lloyd's and Other segment includes our operations at Lloyd's, our participation in the insuring of Lloyd's Central Fund, and Unionamerica, MMI's international subsidiary. Although we ceased new business activity at Unionamerica late in 2000, we are contractually obligated to continue underwriting business in certain Unionamerica syndicates at Lloyd's through 2004. The foregoing segments are all included in our Primary Insurance Operations. Our Reinsurance segment includes all reinsurance business written by our reinsurance subsidiary, out of New York and London. All periods presented have been revised to reflect these reclassifications.

        In 2001, we sold our life insurance operations; in 2000, we sold our nonstandard auto business; and in 1999, we sold our standard personal insurance business. These operations have been accounted for as discontinued operations for all periods presented and are not included in our segment data.

        The summary below presents revenues and pretax income from continuing operations for our reportable segments. The revenues of our asset management segment include investment income and realized investment gains. The table also presents identifiable assets for our property-liability underwriting operation in total, and our asset management segment.

	Year Ended December 31
	2001	2000	1999
	(In Millions)
REVENUES FROM CONTINUING OPERATIONS
Underwriting:
Specialty Commercial	$1,924	$1,338	$1,274
Commercial Lines Group	1,470	1,368	1,363
Surety and Construction	940	791	789
Health Care	791	624	645
Lloyd's and Other	574	347	154

Total primary insurance operations	5,699	4,468	4,225
Reinsurance	1,597	1,124	878

Total underwriting	7,296	5,592	5,103
Investment operations:
Net investment income	1,199	1,247	1,256
Realized investment gains (losses)	(126)	624	274

Total investment operations	1,073	1,871	1,530
Other	143	95	130

Total property-liability insurance	8,512	7,558	6,763
Asset management	378	376	353

Total reportable segments	8,890	7,934	7,116
Parent company, other operations and consolidating eliminations	53	38	33

Total revenues from continuing operations	$8,943	$7,972	$7,149

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE
Underwriting:
Specialty Commercial	$(181)	$(10)	$(191)
Commercial Lines Group	4	74	(189)
Surety and Construction	(33)	68	(27)
Health Care	(985)	(241)	(70)
Lloyd's and Other	(374)	(86)	(23)

Total primary insurance operations	(1,569)	(195)	(500)
Reinsurance	(725)	(114)	75

Total underwriting	(2,294)	(309)	(425)
Investment operations:
Net investment income	1,199	1,247	1,256
Realized investment gains (losses)	(126)	624	274

Total investment operations	1,073	1,871	1,530
Other	(179)	(95)	(134)

Total property-liability insurance	(1,400)	1,467	971
Asset management	142	135	123

Total reportable segments	(1,258)	1,602	1,094
Parent company, other operations and consolidating eliminations	(173)	(201)	(143)

Total income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$(1,431)	$1,401	$951

	December 31
	2001	2000
	(In Millions)
IDENTIFIABLE ASSETS
Property-liability insurance	$36,490	$33,708
Asset management	855	650

Total reportable segments	37,345	34,358
Parent company, other operations, consolidating eliminations and discontinued operations	976	1,144

Total assets	$38,321	$35,502

        Note 16, "Restructuring and Other Charges," describes charges we recorded during 2001, 2000 and 1999 and where they are included in the foregoing tables.

20    Other Comprehensive Income

        Other comprehensive income is defined as any change in our equity from transactions and other events originating from non-owner sources. In our case, those changes are comprised of our reported net income, changes in unrealized appreciation and changes in unrealized foreign currency translation adjustments. The following summaries present the components of our other comprehensive income, other than net income, for the last three years.

	Year Ended December 31, 2001
	Pretax	Income Tax Effect	After-Tax
	(In Millions)
Unrealized depreciation arising during period	$(652)	$(248)	$(404)
Less: reclassification adjustment for realized losses included in net loss	(124)	(43)	(81)

Net change in unrealized appreciation on investments	(528)	(205)	(323)

Net change in unrealized loss on foreign currency translation	(12)	(4)	(8)

Net change in unrealized loss on derivatives	(2)	—	(2)

Total other comprehensive loss	$(542)	$(209)	$(333)

	Year Ended December 31, 2000
	Pretax	Income Tax Effect	After-Tax
	(In Millions)
Unrealized appreciation arising during period	$902	$318	$584
Less: reclassification adjustment for realized gains included in net income	595	208	387

Net change in unrealized appreciation on investments	307	110	197

Net change in unrealized loss on foreign currency translation	(41)	1	(42)

Total other comprehensive income	$266	$111	$155

	Year Ended December 31, 1999
	Pretax	Income Tax Effect	After-Tax
	(In Millions)
Unrealized depreciation arising during period	$(457)	$(159)	$(298)
Less: reclassification adjustment for realized gains included in net income	248	87	161

Net change in unrealized appreciation on investments	(705)	(246)	(459)

Net change in unrealized loss on foreign currency translation	(10)	2	(12)

Total other comprehensive loss	$(715)	$(244)	$(471)

21    Quarterly Results of Operations (Unaudited)

        The following is an unaudited summary of our quarterly results for the last two years.

	2001
	First Quarter	Second Quarter	Fourth Quarter	Third Quarter
	(In Millions, Except Per Share Data)
Revenues	$2,162	$2,163	$2,230	$2,388
Income (loss) from continuing operations	209	96	(595)	(719)
Discontinued operations	(7)	8	(64)	(16)
Net income (loss)	202	104	(659)	(735)
Earnings per common share:
Basic:
Income (loss) from continuing operations	0.95	0.43	(2.86)	(3.49)
Discontinued operations	(0.04)	0.04	(0.30)	(0.08)
Net income (loss)	0.91	0.47	(3.16)	(3.57)
Diluted:
Income (loss) from continuing operations	0.90	0.41	(2.86)	(3.49)
Discontinued operations	(0.03)	0.04	(0.30)	(0.08)
Net income (loss)	0.87	0.45	(3.16)	(3.57)

	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In Millions, Except Per Share Data)
Revenues	$2,143	$1,967	$1,861	$2,001
Income from continuing operations	349	217	219	185
Discontinued operations	9	(5)	12	7
Net income	358	212	231	192
Earnings per common share:
Basic:
Income from continuing operations	1.56	1.00	0.98	0.83
Discontinued operations	0.04	(0.02)	0.06	0.04
Net income	1.60	0.98	1.04	0.87
Diluted:
Income from continuing operations	1.47	0.94	0.93	0.80
Discontinued operations	0.04	(0.02)	0.05	0.03
Net income	1.51	0.92	0.98	0.83

        Included in our fourth-quarter 2001 pretax results were $750 million in provisions to strengthen loss reserves, a $73 million goodwill writedown (see Note 3), and a $62 million restructuring charge (see Note 16). The reserve strengthening included $600 million related to our Health Care segment (see Note 9 for a discussion of Health Care reserves), $75 million related to the Sept. 11 terrorist attack (included in the $941 million total pretax loss discussed in Note 2) and $75 million related to other lines of business. The fourth quarter also included the impact of eliminating the one-quarter reporting lag for certain of our primary insurance operations in foreign countries, which resulted in a $31 million increase to our pretax loss from continuing operations. Also impacting the quarter were $71 million of tax benefits we were not able to recognize related to underwriting losses in international operations.

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  Exhibit 99(j)